                                                                      EXHIBIT 10


                             CONTRIBUTION AGREEMENT






                                BETWEEN AND AMONG


                          WILLIAMS ENERGY SERVICES, LLC


                                 WILLIAMS GP LLC





                                       AND


                          WILLIAMS ENERGY PARTNERS L.P.




                                 APRIL 11, 2002

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
ARTICLE 1   CONTRIBUTION..........................................................................................1
   1.1    Excluded Assets.........................................................................................1

ARTICLE 2   CONTRIBUTION AND CLOSING..............................................................................2
   2.1    Contribution and Closing................................................................................2
   2.2    Deliveries at the Closing...............................................................................2
   2.3    Transfer Taxes and Recording Fees.......................................................................3
   2.4    Working Capital.........................................................................................3

ARTICLE 3   REPRESENTATIONS AND WARRANTIES OF WES.................................................................4
   3.1    Organization and Existence..............................................................................4
   3.2    Capitalization of WPL...................................................................................4
   3.3    Subsidiaries............................................................................................4
   3.4    Authority and Approval..................................................................................5
   3.5    No Conflict.............................................................................................5
   3.6    Consents................................................................................................6
   3.7    Laws and Regulations; Litigation........................................................................6
   3.8    Financial Statements....................................................................................7
   3.9    No Adverse Changes......................................................................................7
   3.10      Liabilities..........................................................................................7
   3.11      Taxes................................................................................................8
   3.12      Employees and Benefits...............................................................................9
   3.13      Accurate and Complete Records.......................................................................10
   3.14      Environmental.......................................................................................10
   3.15      Bankruptcy..........................................................................................12
   3.16      Contracts and Commitments...........................................................................12
   3.17      Assets..............................................................................................14
   3.18      Assets Other than Real Property Interests...........................................................14
   3.19      Title to Real Property..............................................................................15
   3.20      Intellectual Property...............................................................................15
   3.21      Licenses; Permits...................................................................................16
   3.22      Insurance...........................................................................................16
   3.23      Utility Status......................................................................................16
   3.24      Brokerage Arrangements..............................................................................16
   3.25      Securities Laws.....................................................................................16
   3.26      Transactions with Affiliates........................................................................17
   3.27      Excluded Assets.....................................................................................17

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF WILLIAMS GP LLC AND ENERGY PARTNERS................................17
   4.1(a)      Organization and Existence........................................................................17
   4.1(b)      Authority and Approval............................................................................18

   4.1(c)      Brokerage Arrangements............................................................................18
   4.1(d)      Utility Status....................................................................................18
   4.1(e)      Securities Laws...................................................................................18
   4.2(a)      Organization and Existence........................................................................19
   4.2(b)      Authority and Approval............................................................................19
   4.2(c)      Brokerage Arrangements............................................................................19
   4.2(d)      Utility Status....................................................................................20
   4.2(e)       New Units........................................................................................20

ARTICLE 5   ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS.............................................20
   5.1    Certain Changes........................................................................................20
   5.2    Operations.............................................................................................21
   5.3    Access.................................................................................................22
   5.4    Reporting Requirements.................................................................................23
   5.5    Reasonable Best Efforts; Further Assurances............................................................23
   5.6    Casualty Loss..........................................................................................23

ARTICLE 6   CONDITIONS TO CLOSING................................................................................24
   6.1    Conditions to the Obligations of Williams GP LLC and Energy Partners...................................24
   6.2    Conditions to the Obligation of WES....................................................................25

ARTICLE 7   TAX MATTERS..........................................................................................26
   7.1    Liability for Taxes....................................................................................26
   7.2    Tax Returns............................................................................................28
   7.3    Tax Proceedings........................................................................................29
   7.4    Cooperation and Exchange of Information................................................................30
   7.5    Survival...............................................................................................31
   7.6    Conflict...............................................................................................31
   7.7    Miscellaneous..........................................................................................31

ARTICLE 8   INVESTIGATION; LIMITATIONS...........................................................................31
   8.1    Independent Investigation; Limitations.................................................................31

ARTICLE 9   TERMINATION..........................................................................................32
   9.1    Events of Termination..................................................................................32
   9.2    Effect of Termination..................................................................................32

ARTICLE 10   INDEMNIFICATION UPON CLOSING........................................................................33
   10.1      Indemnification of Williams GP LLC and Energy Partners upon Closing.................................33
   10.2      Indemnification of WES..............................................................................33
   10.3      Demands.............................................................................................34
   10.4      Right to Contest and Defend.........................................................................34
   10.5      Cooperation.........................................................................................35
   10.6      Right to Participate................................................................................35
   10.7      Payment of Damages..................................................................................35

   10.8      Limitations on Indemnification......................................................................36
   10.9      Sole Remedy.........................................................................................37
   10.10     Addition to or Substitution of WES as Indemnitor....................................................37
   10.11     Express Negligence..................................................................................39

ARTICLE 11   MISCELLANEOUS.......................................................................................39
   11.1      Expenses............................................................................................39
   11.2      Notices.............................................................................................39
   11.3      No Negotiations.....................................................................................40
   11.4      Governing Law.......................................................................................41
   11.5      Public Statements...................................................................................41
   11.6      Form of Payment.....................................................................................41
   11.7      Entire Agreement; Amendments and Waivers............................................................41
   11.8      Conflicting Provisions..............................................................................42
   11.9      Binding Effect and Assignment.......................................................................42
   11.10     WES Right of First Refusal..........................................................................42
   11.11     Severability........................................................................................43
   11.12     Interpretation......................................................................................43
   11.13     Headings and Schedules..............................................................................43
   11.14     Multiple Counterparts...............................................................................44

                                  DEFINED TERMS


ADVERSE EFFECT.............................................................5
AFFILIATE..................................................................1
AGREEMENT..................................................................1
CAP.......................................................................37
CLOSING....................................................................2
CLOSING DATE...............................................................2
CONSTITUENT DOCUMENTS.....................................................41
CONTRACTS.................................................................12
CONTRIBUTOR'S TAX.........................................................29
DAMAGES...................................................................33
DEDUCTIBLE................................................................36
DISCLOSURE LETTER..........................................................6
ENERGY PARTNERS............................................................1
ENERGY PARTNERS NOTICE....................................................30
ENERGY PARTNERS PARTIES...................................................33
ENVIRONMENTAL DEDUCTIBLE..................................................36
ENVIRONMENTAL LAWS........................................................10
EXCLUDED ASSETS............................................................1
FINANCIAL STATEMENTS.......................................................7
HAZARDOUS MATERIALS.......................................................11
HISTORICAL WPL WORKING CAPITAL.............................................3
INDEMNITY CLAIM...........................................................34
KNOWLEDGE..................................................................6
LIENS.....................................................................15
NET CASH PROCEEDS..........................................................2
NEW UNITS..................................................................2
NOTICE....................................................................39
PACE COLLECTIVE BARGAINING AGREEMENT......................................10
PERMITTED LIENS...........................................................15
PERSON.....................................................................5
PROCEEDING NOTICE.........................................................30
TAX.......................................................................26
TAX LOSSES................................................................27
TAX RETURNS...............................................................27
TAXES.....................................................................26
TAXING AUTHORITY..........................................................27
TRANSFER..................................................................43
WES........................................................................1
WES EQUITY AMOUNT..........................................................2
WES PARTIES...............................................................33
WILLIAMS GROUP............................................................28
WPL........................................................................1
WPL BENEFIT PLANS.........................................................10
WPL LLC INTEREST...........................................................1
WPL WORKING CAPITAL........................................................3

                             CONTRIBUTION AGREEMENT


This Contribution Agreement (the "AGREEMENT') is made and entered into as of April 11, 2002, by and between Williams Energy Services, LLC, a Delaware limited liability company ("WES"), Williams GP LLC, a Delaware limited liability company and the sole general partner of Williams Energy Partners L.P., and Williams Energy Partners L.P., a Delaware limited partnership ("ENERGY PARTNERS").


                                   WITNESSETH:

WES owns all of the limited liability company membership interests of Williams Pipe Line Company, LLC ("WPL") and desires to contribute that limited liability company membership interest (the "WPL LLC INTEREST") to Williams GP LLC, and Williams GP LLC desires to accept all of such interest from WES in accordance with the terms of this Agreement.

Williams GP LLC desires to contribute the WPL LLC Interest to Energy Partners and Energy Partners desires to accept the same from Williams GP LLC in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:


                                    ARTICLE 1
                                  CONTRIBUTION

1.1      Excluded Assets.

         The assets and interests set forth on Exhibit 1.1 (and all liabilities or obligations relating to or arising from such assets and interests), are interests that are currently owned by WPL but which are intended under this Agreement to be excluded (the "EXCLUDED ASSETS") from the assets and interests to be acquired by the transferees of the WPL LLC Interest. Before Closing, WES shall cause the Excluded Assets to be transferred to or assumed by WES or to Williams Petroleum Services, LLC. WPL and the transferees of the WPL LLC Interest shall not retain or assume any liability or obligation for or with respect to the Excluded Assets.

         As used in this Agreement, an "AFFILIATE" of one Person (as the term "Person" is defined in Section 3.5) refers to any other Person that directly or indirectly controls, is controlled by or is under common control with such first Person. As used in this paragraph, the term "control" and its derivatives mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person.

                                    ARTICLE 2
                            CONTRIBUTION AND CLOSING

2.1      Contribution and Closing

         Subject to the satisfaction or waiver of the conditions to closing set forth in Article 6, the closing of the contributions of the WPL LLC Interest and the other transactions described in Section 2.2 (the "CLOSING") will be held at the offices of WES on or before the third business day following satisfaction or waiver of all such conditions, commencing at 9:00 a.m., Tulsa, Oklahoma time or such other place, date and time as may be mutually agreed upon by the parties hereto. The "CLOSING DATE," as referred to herein, shall mean the date of the Closing.

2.2      Deliveries at the Closing.

         (a)      WES will contribute the WPL LLC Interest to Williams GP LLC;

         (b) In exchange for WES' contribution of the WPL LLC Interest, Williams GP LLC will assign and transfer to WES an additional 20.72% membership interest in Williams GP LLC;

         (c) Williams GP LLC will contribute the WPL LLC Interest to Energy Partners in exchange for the following:


                           (A) the right to receive $674,364,000 in cash (the "NET CASH PROCEEDS") pursuant to a borrowing of $700 million, reduced by transaction fees of $10,600,000 and the amount of $15,036,000 for the WPL trade notes and accounts receivable reflected in Part V of
                           Exhibit 1.1 and assigned to WES before Closing; and

                           (B) a number of Class B units of limited partnership interest in Energy Partners (the "NEW UNITS") determined by dividing 98% of the WES Equity Amount (as that term is defined below in this section) by the average price per unit for Energy Partners' common units (determined by averaging the closing price for such common units as reported in the principal composite reporting system for the NYSE for each of the first twenty trading days of the twenty-one trading days immediately preceding the Closing. If there are no sales on any one of those days of that twenty-day period, the average of the closing bid and asked prices for that day, as reported in the principal composite reporting system for the NYSE, will be used). Such New Units would have the rights and obligations specified in the Amended and Restated Agreement of Limited Partnership of Energy Partners as further amended by the First Amendment thereto dated as of the Closing Date. The term "WES EQUITY AMOUNT" means

                           $1,000,000,000 minus the sum of (i) the Net Cash Proceeds and (ii) the amount of $15,036,000 for the WPL trade notes and accounts receivable reflected in
                           Part V of Exhibit 1.1 and assigned to WES before Closing); and

                  (C) an additional General Partner Interest in Energy Partners equal to 2% of the WES Equity Amount in satisfaction of Williams GP LLC's obligation, in connection with the transaction contemplated by this Agreement, to contribute 2% of total contributions to Energy Partners in accordance with the terms of Energy Partners' Amended and Restated Agreement of Limited Partnership; and.


         (d) In accordance with clause (c)(1) above, Energy Partners will borrow the necessary funds and distribute the Borrowing Proceeds to Williams GP LLC in satisfaction of GP LLC's right to receive such amount as set forth in clause (c)(1)(A) above.


2.3      Transfer Taxes and Recording Fees

         (a) WES and Williams GP LLC, as contributors hereunder, will each be responsible for any and all taxes or fees imposed or incurred by reason of the contributions hereunder and/or the filing or recording of any instruments necessary to effect the contributions hereunder, regardless of when such taxes or fees are levied or imposed.

2.4      Working Capital

         The term "WPL WORKING CAPITAL" means the adjusted net working capital working capital of WPL which excludes the receivables, intercompany amounts and other items specified by, and calculated as set forth, in
         Schedule 2.4 hereto. "HISTORICAL WPL WORKING CAPITAL" means the average of the adjusted net working capital WPL Working Capital amounts for the six months of September - December, 2001 and January and February, 2002, as shown on Schedule 2.4.

         As soon after Closing as is practicable (but not later than June 30, 2002), the Historical WPL Working Capital will be compared to WPL's Working Capital amount as of March 31, 2002. If there is a change from the Historical WPL Working Capital to the WPL Working Capital as of March 31, 2002, the following shall occur: (a) If such difference reflects either an increase in positive WPL Working Capital or a decrease in negative WPL Working Capital, Energy Partners shall promptly pay (in New Units or cash or a combination thereof, as the Parties shall mutually agree) the amount of such difference to WES; (b) if such difference reflects either a decrease in positive WPL Working Capital or an increase in negative WPL Working Capital, WES shall promptly pay (in New Units or cash or a combination thereof, as the Parties shall mutually agree) the amount of such difference to Energy Partners.

                                    ARTICLE 3
                      REPRESENTATIONS AND WARRANTIES OF WES

WES hereby represents and warrants to Williams GP LLC and Energy Partners that as of the date hereof and as of the Closing Date:

3.1      Organization and Existence

         (a) WES is duly formed, validly existing and in good standing under the laws of the State of Delaware. WES has full limited liability company power and authority to transfer its ownership interest in WPL and perform its obligations hereunder

         (b) WPL is duly formed, validly existing and in good standing under the laws of the State of Delaware. WPL has full limited liability company power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties are now owned or held and such business is now conducted. WPL is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect on WPL's business, financial condition or results of operations. The Limited Liability Company Agreement of WPL is attached as Schedule 3.1 to the Disclosure Letter (as that term is defined in Section 3.5).

3.2      Capitalization of WPL

         (a) The authorized ownership interest of WPL consists of the WPL LLC Interest. The WPL LLC Interest has been validly issued and is fully paid and non-assessable and has not been issued in violation of any pre-emptive rights.

         (b) There are no outstanding subscriptions, options, convertible securities, warrants, calls or rights of any kind issued or granted by, or binding upon, WPL, WES or any of their Affiliates (other than Energy Partners, Williams GP LLC or their subsidiaries) to purchase or otherwise acquire or issue, sell or otherwise transfer any security of or equity interest in WPL. WES owns the legal and beneficial title to, and has full legal right to contribute, assign and transfer the WPL LLC Interest to Williams GP LLC and will, at the time of delivery thereof to Williams GP LLC pursuant to the terms hereof, transfer good and valid title thereto free and clear of all Liens.

3.3      Subsidiaries

         As of the Closing, WPL will not own any equity interest in any Person.

3.4      Authority and Approval

         WES has the full limited liability company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement, the performance of all the terms and conditions hereof to be performed by WES and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite limited liability company governance action of WES. The WES Board of Directors has approved this Agreement and the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of WES enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

3.5      No Conflict

         Except as set forth in Part 3.5 of the Disclosure Letter (as defined below in this section), this Agreement and the execution and delivery hereof by WES does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (a) conflict with any of, or require the consent of any Person (as defined below in this section) under, the terms, conditions or provisions of the limited liability company agreements charter, by-laws or equivalent governing instruments of WES, WPL or any of their Affiliates (other than Energy Partners, Williams GP LLC and their subsidiaries); (b) violate any provision of any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to WES, WPL or any of their Affiliates (other than Energy Partners, Williams GP LLC and their subsidiaries); (c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, lien or Contract to which WES, WPL or any of their Affiliates (other than Energy Partners, Williams GP LLC and their subsidiaries) is a party or by which it is bound or to which any property of WES, WPL or any of their Affiliates (other than Energy Partners, Williams GP LLC and their subsidiaries) is subject; (d) result in the creation of any lien, charge or encumbrance on the assets of WPL under any such indenture, mortgage, lien, lease or Contract, except in the case of clauses (b), (c) and (d), for those which individually or in the aggregate would not reasonably be expected to have an Adverse Effect as defined below in this section); or

         As used in this Agreement: "ADVERSE EFFECT" means an adverse effect on the business, financial condition or results of operations of WPL, provided that Adverse Effect shall not include an adverse effect arising from matters that generally affect the economy or the industry in which WPL is engaged; "PERSON" means an individual or entity, including without limitation any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or Governmental Authority; and "DISCLOSURE LETTER" means the disclosure letter delivered by WES to Williams GP LLC and Energy Partners concurrently with the execution and delivery of this Agreement.

3.6      Consents

         Except as set forth in Part 3.6 of the Disclosure Letter, no consent, approval, license, permit, order or authorization of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (collectively, "Governmental Authorities") or other Person is required to be obtained or made by or with respect to WES, WPL or any of their Affiliates (other than Energy Partners, Williams GP LLC and their subsidiaries) in connection with:

         (a) the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby; and

         (b) the conduct by WPL of its business following the Closing as conducted on the date hereof.

3.7      Laws and Regulations; Litigation

         Part 3.7 of the Disclosure Letter sets forth a list, as of the date of this Agreement, of all pending lawsuits or claims, with respect to which either WES, WPL or any of their Affiliates (other than Energy Partners, Williams GP LLC and their subsidiaries) has been contacted in writing, against or affecting WPL or any of its properties, assets, operations or businesses. Except as set forth in the Disclosure Letter, none of such pending lawsuits or claims (a) would individually, or in the aggregate, reasonably be expected to have an Adverse Effect or (b) seek any injunctive relief.

         Except for those violations which would not individually, or in the aggregate, have an Adverse Effect, WPL is not in violation of or in default under any law or regulation or under any order of any Governmental Authorities applicable to it. Part 3.7 of the Disclosure Letter lists all of the claims, fines, actions, suits, demands, investigations or proceedings pending or, to WES' Knowledge (as the term Knowledge is defined below in this section), threatened against or affecting WPL, at law or in equity, by any Governmental Authorities having jurisdiction over WPL. Except as set forth in the Disclosure Letter none of such listed claims, fines, actions, suits, demands, investigations or proceedings would, individually or in the aggregate, reasonably be expected to have an Adverse Effect. Except as set forth in Part 3.7 of the Disclosure Letter, as of the date of this Agreement there is no lawsuit or claim by WPL that is pending against any other Person.

         "KNOWLEDGE," as used in this Agreement with respect to a party means the actual knowledge of that party's designated officer without the need by that officer to have conducted any independent investigation or inquiry. The designated officers for WES and WPL are Mike Mears, Bob Cronk, Rick Olson, Ralph Hill, Melanie Little, Paul Nelson, Scott Welch, and Joe Willis. The designated officer for both Williams GP LLC and Energy Partners is Don Wellendorf.

3.8      Financial Statements

         Set forth as Schedule 3.8 of the Disclosure Letter are true and correct copies of Ernst & Young-audited WPL balance sheets as of December 31, 1999, 2000 and 2001, statements of income, cash flows and changes in member's equity for the fiscal years ended December 31, 1999, 2000 and 2001, including the notes thereto (the "FINANCIAL STATEMENTS"). Such Financial Statements present fairly, in all material respects, the financial condition, the results of operations and the cash flows of WPL as of such dates for each of those three years in conformity with generally accepted accounting principles applied on a consistent basis.

3.9      No Adverse Changes

         Except as set forth in Part 3.9 of the Disclosure Letter, since December 31, 2001 there have been no changes in (a) the assets, liabilities, operations or financial condition of WPL, from that set forth in the Financial Statements or (b) the business or results of operations of WPL, which changes have had, or could reasonably be expected to have, an Adverse Effect.

         Except as set forth in Part 3.9 of the Disclosure Letter, since December 31, 2001, WES has caused the business of WPL to be conducted in the ordinary course and in substantially the same manner as previously conducted and has made all reasonable efforts consistent with past practices to preserve WPL's relationships with customers and suppliers.

3.10     Liabilities

         Except as set forth in the Financial Statements, WPL has incurred no obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) that would individually or in the aggregate reasonably be expected to have an Adverse Effect, other than contractual and other liabilities incurred in the ordinary course of business which are not required to be disclosed on the Financial Statements under generally-accepted accounting principles and which would not, individually or in the aggregate, have an Adverse Effect.

         WES or its Affiliates (excluding Energy Partners, its general partner and their subsidiaries) will, at Closing, assume or retain all liabilities and obligations relating to the Excluded Assets.

3.11     Taxes

         (a) Except as set forth in Part 3.11 of the Disclosure Letter, (1) all Tax Returns (as defined in Section 7.1) required to be filed by or with respect to WPL or its income, business assets or activities and any affiliated, consolidated, combined, unitary or similar group of which WPL or a predecessor to WPL is or was a member have been or will be duly filed on a timely basis (taking into account all extensions of due dates); (2) all Taxes owed by WPL or a predecessor to WPL and any affiliated, consolidated, combined, unitary or similar group of which WPL or a predecessor to WPL is or was a member which are or have become due have been timely paid in full; (3) WPL and its predecessor have withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party; (4) there are no liens on any of the assets of WPL that arose in connection with any failure (or alleged failure) to pay any Tax on any of the assets of the WPL, with respect to Taxes, other than liens for Taxes not yet due and payable; (5) there is no pending action, proceeding or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to WPL or any predecessor to WPL.

         (b) Except as set forth in Part 3.11 of the Disclosure Letter, there are no outstanding claims by an authority in a jurisdiction where WPL (or any predecessor to WPL or any affiliated, consolidated, combined, unitary or similar group of which WPL is or was a member) does not file Tax Returns that WPL or any predecessor to WPL is or may be subject to taxation in that jurisdiction.

         (c) Except as set forth in Part 3.11 of the Disclosure Letter, the total amounts set up as liabilities for current Taxes in the Financial Statements (as adjusted for operations and transactions in the ordinary course of business since the date of the Financial Statements in accordance with past custom and practice) will be sufficient to cover the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to WPL up to and through the periods ending on the dates thereof.

         (d) Appended to Part 3.11 of the Disclosure Letter are true and complete copies of each written Tax allocation or sharing agreement (if any) and a true and complete description of each unwritten Tax allocation or sharing arrangement affecting WPL (if any). All such Tax allocation or sharing arrangements will be terminated with respect to WPL effective as of the Closing Date, and no payments will become due by WPL thereafter.

         (e) WPL owns no interest in any controlled foreign corporation (as defined in section 957 of the Internal Revenue Code of 1986, as amended), foreign personal holding company (as defined in Section 552 of the Internal Revenue Code of 1986, as amended), passive foreign investment company (as defined in section 1297 of the Internal Revenue Code of 1986, as amended) or other entity the income of which is or could be required to be included in the income of WPL.

         (f) WPL is a disregarded entity for Federal income tax purposes. WPL has never made any election to be treated as a corporation under the Internal Revenue Code of 1986, as amended.


         (g) None of the assets of WPL are subject to a safe-harbor lease (pursuant to section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is "tax-exempt use property" (within the meaning of section 168(h) of the Internal Revenue Code of 1986, as amended) or "tax-exempt bond financed property" (within the meaning of section 168(g)(5) of the Internal Revenue Code of 1986, as amended). No Person other than WPL may be treated as the owner of the assets of WPL for income tax purposes.

         (h) Except as set forth in Part 3.11 of the Disclosure Letter, neither WPL nor its predecessor (1) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was The Williams Companies, Inc.) and (2) has any liability for the Taxes of any person or entity under Treasury Regulations
                  Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (i) Neither WPL nor Energy Partners will be required to include any material amount in taxable income for any taxable period ending after the Closing Date attributable to any item that was economically accrued by WPL prior to the Closing Date. Furthermore, there are no agreements or arrangements with any Taxing Authority (as defined in Section 7.1) that may affect Taxes related to WPL following the Closing Date.

3.12     Employees and Benefits

         (a) All of the non-union individuals performing employment-related services to WPL are shared services employees provided by WES. As of the Closing Date, WPL will not have any employees.

         (b) Prior to Closing, Williams Petroleum Services, LLC will become a party to, and WPL will cease to be a party to, an amended collective bargaining agreement with the Paper, Allied-Industrial, Chemical, and Energy Workers International Union ("PACE") and with PACE Local 5-348 with respect to certain individuals who perform services in connection with the operations of WPL (the "PACE

                  COLLECTIVE BARGAINING AGREEMENT," a copy of which will be appended to Part 3.12 of the Disclosure Letter). Except for the foregoing, WPL is not a party to or bound by any collective bargaining agreement with respect to employees who perform services in connection with the business or operations of WPL and, to the Knowledge of WES, there are not any union organizing efforts underway with respect to any such employees.

         (c) Except as set forth in the Disclosure Letter, WPL does not sponsor, contribute to or maintain or have an obligation to sponsor, contribute to or maintain, and at any time during the past six (6) years has not sponsored, contributed to or maintained any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any other employee benefit or compensation arrangement, agreement or program under which any director, employee, service provider or consultant or former director, employee, service provider or consultant of WPL has any present or future right to benefits, sponsored, contributed to or maintained by The Williams Companies, Inc., WES or WPL, or under which WPL has had or has any present or future liability(collectively, the "WPL BENEFIT PLANS").

         (d) At the Closing, Williams Petroleum Services, LLC and WES will assume or retain all liabilities and obligations relating to employees of WPL, any individuals performing services for WPL, and any WPL Benefit Plans with respect to all periods prior to Closing.

3.13     Accurate and Complete Records

                  To the Knowledge of WES, the books, ledgers, financial records and other records of WPL, all of which have been made available to Williams GP LLC and Energy Partners, are, or will be as of the Closing Date, in the possession of or accessible by and available to WPL, and have, in all material respects, been maintained in accordance with all applicable laws, rules and regulations and generally accepted standards of practice.

3.14     Environmental

         (a)      For purposes of this Agreement:

                  "ENVIRONMENTAL LAWS" includes, without limitation, the following laws, as amended: (1) the Resource Conservation and Recovery Act; (2) the Clean Air Act; (3) the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"); (4) the Federal Water Pollution Control Act; (5) the Safe Drinking Water Act; (6) the Toxic Substances Control Act; (7) the Emergency Planning and Community Right-to Know Act; (8) the National Environmental Policy Act; (9) the Occupational Safety and Health Act; (10) the Pollution Prevention Act of 1990; (11) the Oil Pollution Act of 1990; and (12) the

                  Hazardous Materials Transportation Act. The term "Environmental Laws" also includes all rules, regulations, orders, judgments, decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Authorities with jurisdiction and any other federal, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of human health, natural resources or the protection of the environment, including the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, permitting migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to public health, worker or public safety or the environment.

                  "HAZARDOUS MATERIALS" means any substance, whether solid, liquid, or gaseous: (1) which is listed, classified, defined, or regulated as a "hazardous material," "hazardous waste," "solid waste," "hazardous substance," "toxic substance," "pollutant," "contaminant" or words of similar import, or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; or (2) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (3) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; or (4) which causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.

         (b) All current investigations, remediations and sites being monitored in connection with the assets, properties or operations of WPL are set forth in Part 3.14 of the Disclosure Letter. Except as disclosed in Part 3.14 of the Disclosure Letter or as would not reasonably be expected, individually or in the aggregate, to have an Adverse Effect: (1) the respective assets, properties and operations of WPL are in compliance with applicable Environmental Laws and with the terms and conditions of all permits, registrations, licenses, filings, notifications, exemptions, authorizations and other approvals required under applicable Environmental Laws; (2) no circumstances exist with respect to WPL's respective assets and operations that give rise to an obligation by WPL to investigate, remediate, monitor or otherwise address the presence, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws; (3) except as set forth in Part
                  3.14 of the Disclosure Letter, WPL and its respective assets and operations are not subject to any pending or, to the Knowledge of WES or WPL, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including, without limitation, designation as a potentially responsible party under CERCLA or any similar local or state law); (4) all notices, permits, permit exemptions, registrations, licenses, approvals or similar authorizations, if any, required to be obtained or filed by WPL under any Environmental Law in connection with its operations and businesses have been duly obtained or filed and are valid and currently in effect; (5) there has been no release of any Hazardous Material into the environment by WPL or in connection with its assets, properties and operations; (6) there has been no exposure of any person or property to any Hazardous Material in connection with the properties, operations or activities of WPL; (7) there are no facts or circumstances that could reasonably be expected to form the basis for any claim, action, investigation, notice or demand by any Person alleging potential liability against WPL or its assets or operations arising out of the presence or release of any Hazardous Material or noncompliance with Environmental Laws; and (8) WPL has made available to Williams GP LLC and Energy Partners all internal and external environmental audits, studies, correspondence and related documents on environmental matters (in each case relevant to WPL) in the possession or control of WPL.

3.15     Bankruptcy

         There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to WES's Knowledge, threatened against WES or WPL.

3.16     Contracts and Commitments

         (a) Part 3.16 of the Disclosure Letter contains a complete and accurate list of all contracts (written or oral), plans, undertakings, commitments or agreements (including all amendments or supplements thereto) of the following categories to which WPL is a party or by which it or its assets are bound as of the date of this Agreement (the "CONTRACTS"):

                  (1) each Contract that obligates WPL to perform services or deliver goods or materials;

                  (2) each Contract that obligates WPL to purchase services or goods or materials that either has a term extending beyond December 31, 2002 or would cause WPL to exceed budgeted amounts in its existing plan for 2002;

                  (3) each Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of WPL in excess of $100,000 per year;

                  (4) each lease, rental, license, and installment and conditional sale agreement affecting the ownership of, leasing of, title to, use of, or any or other interest in, any material real or personal property of WPL;

                  (5) each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property;

                  (6) each joint venture, partnership, investment and other Contract (however named) requiring the investment of funds or the making of any loan by WPL in another Person, the purchase of any securities of any Person, the making of any investment in any venture or other business enterprise or involving a sharing of profits, losses, costs, or liabilities by WPL with any other Person;

                  (7) each Contract containing covenants that in any way purport to restrict the business activity of WPL or limit the freedom of WPL to engage in any line of business or to compete with any person;

                  (8) each Contract providing for payments to or by any person based on sales, purchases, or profits, other than direct payments for goods;

                  (9) each Contract for capital expenditures in excess of $1,000,000 and all Contracts for capital expenditures which, in the aggregate, exceed a total of $7.5 million;

                  (10) each written indemnity or guaranty, and any other similar undertaking with respect to contractual performance extended by WPL;

                  (11) each Contract relating to indebtedness for borrowed money or the mortgaging, pledging or encumbering of any assets; and

                  (12) each Contract with any Affiliate of WPL other than Contracts for the use of WPL's pipeline facilities in the ordinary course of business, arrangements related to services provided to WPL at cost and agreements for the purchase and sale of commodities required to operate the WPL facilities in the ordinary course of business.

         (b) True copies of the written Contracts, and accurate written summaries of the oral Contracts, have been made available to Energy Partners. Except as set forth on Exhibit 3.16, neither WPL nor, to WES's Knowledge, any other party is in default under, or in breach or violation of (and no event has occurred which, with notice or the lapse of time or both, would constitute a default under, or a breach or violation or lapse
                  of) any term, condition or provision of any Contract except for defaults, breaches, violations or events which, individually or in the aggregate, would not reasonably be expected to have an Adverse Effect.

         (c) Other than Contracts which have terminated or expired in accordance with their terms, each of the Contracts is in full force and effect and constitutes valid, binding and enforceable obligations of WPL and enforceable obligations of any other party thereto, in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing), except where the failure of such Contracts to be in full force and effect or to have enforceable obligations would not reasonably be expected to have an Adverse Effect.

         (d) Except as set forth in Part 3.16 of the Disclosure Letter or as would not, individually, or in the aggregate, reasonably be expected to have an Adverse Effect, in connection with any Contract (1) WPL has not received any prepayment, advance payment, deposits or similar payments, and has no refund obligation, with respect to any products or capacity purchased, sold, leased, transported, stored or handled by or on behalf of WPL; (2) WPL has not received any compensation for transportation, capacity leasing, storage or handling services which would be subject to any refund or creates any repayment obligation either by or to WPL, and to WES's Knowledge, there is no basis for a claim that such a refund is due; and (3) with regard to capacity leasing, transportation, handling and storage Contracts in effect as of the Closing Date, WPL will be entitled to receive the full contract price in accordance with the terms of each such contract for all capacity leased and for all products transported, handled, stored and/or sold on and after the Closing Date.

3.17     Assets

         All of the assets which are necessary for the continued conduct of the business of WPL, as such business is conducted on the date of this Agreement, are, owned or leased by WPL.

         The pipeline and terminal facilities, structures and equipment of WPL necessary to conduct its business as it's now being conducted are in good operating condition and repair (ordinary wear and tear excepted)

3.18     Assets Other than Real Property Interests

         WPL has good and valid title to all non-real property material assets reflected on the balance sheets of the Financial Statements or thereafter acquired, except those sold or otherwise disposed of since December 31, 2001 in the ordinary course of business consistent with past practice and/or in accordance with the terms of this Agreement, in each case free and clear of all Liens (as defined below in this section) except (a) such Liens as are set forth in Part 3.18 of the Disclosure Letter, (b) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, (c) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (d) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty, and (e) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, would not reasonably be expected to have an Adverse Effect or to interfere with the conduct of WPL's business (the Liens described in clauses (b), (c), (d) and (e) above are hereinafter referred to collectively as "PERMITTED LIENS")

         As used herein, the term "LIENS" means liens, mortgages, security interests, pledges, charges, encumbrances or rights of others.

3.19     Title to Real Property

         WPL has:

         (a) Valid and indefeasible rights in and to all easements and rights-of-way as are necessary to enable WPL to continue to conduct its business as it is now being conducted;

         (b) good and valid title in fee to all real property and interests in real property purported to be owned in fee by WPL; and

         (c) good and valid title to the leasehold estates in all real property and interests in real property purported to be leased by WPL, and in the case of both clause (b) and (c), free and clear of all Liens, except:

                  (1)      Liens set forth in Part 3.19 of the Disclosure
                           Letter;

                  (2)      Permitted Liens; and

                  (3) easements, covenants, rights-of-way and other similar restrictions of record.


3.20     Intellectual Property

         Part 3.20 of the Disclosure Letter sets forth a true and complete list of all material patents, trademarks (registered or unregistered), trade names, service marks and copyrights and applications therefore (collectively, "Intellectual Property"), owned, used, filed by or licensed to WPL. With respect to registered trademarks, Part 3.20 of the Disclosure Letter sets forth a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as set forth in Part 3.20 of the Disclosure Letter, WPL owns, and WPL has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other person, all of the Intellectual Property, as applicable, and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights, in each case, except as such, individually or in the aggregate, would not reasonably be expected to have an Adverse Effect.

3.21     Licenses; Permits

         Except as set forth in Part 3.21 of the Disclosure Letter WPL has all material licenses, permits and authorizations issued or granted by Governmental Authorities that are necessary for the conduct of the business of WPL as now being conducted. Except as set forth in Part
         3.21 of the Disclosure Letter, all such licenses, permits and authorizations are validly held by WPL, WPL has complied in all material respects with all terms and conditions thereof and the same will not be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except such as, individually or in the aggregate, would not reasonably be expected to have an Adverse Effect.

3.22     Insurance

         WES' parent company currently maintains policies of fire and casualty, liability, and other forms of insurance covering WPL in such amounts, with such deductibles, and against such risks and losses as are listed in Part 3.22 of the Disclosure Letter. All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date under comprehensive general liability and workmen's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation. To the Knowledge of WES, the activities and operations of WPL have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

3.23     Utility Status

         Neither WES nor WPL is a "Holding Company" or a "Public Utility Company" or a "Gas Utility Company" as those terms are defined in the Public Utility Holding Company Act of 1935.

3.24     Brokerage Arrangements

         Neither WES nor WPL has entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate Williams GP LLC, Energy Partners or WPL to pay any commission, brokerage or "finder's fee" or other fee in connection with this Agreement or the transactions contemplated herein.

3.25     Securities Laws

         (1) WES is an accredited investor within the meaning of Rule 501(a) under the Securities Act.

         (2) WES has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment herein and WES is capable of bearing the economic risks of such investment.

3.26     Transactions with Affiliates

         Except as set forth in Part 3.26 of the Disclosure Letter, there are no agreements, contracts or arrangements between WPL and any of its Affiliates other than Contracts for the use of WPL's pipeline facilities in the ordinary course of business, arrangements related to services provided to WPL at cost and agreements for the purchase and sale of commodities required to operate the WPL facilities in the ordinary course of business.

3.27     Excluded Assets

         With the exception of the Atlas software (for which a license has been granted to Energy Partners and its Affiliates), none of the assets that are Excluded Assets set forth in Exhibit 1.1 are used in the operation of WPL's business as currently conducted, or are reasonably expected to be necessary in the operation of WPL's business in the foreseeable future.


                                    ARTICLE 4
          REPRESENTATIONS AND WARRANTIES OF WILLIAMS GP LLC AND ENERGY
                                    PARTNERS

4.1 Williams GP LLC, as the general partner of Energy Partners, hereby represents and warrants to WES and Energy Partners that as of the date hereof and as of the Closing Date:

         4.1(a)   Organization and Existence

                  Williams GP LLC is a limited liability company validly existing and in good standing under the laws of the State of Delaware. Williams GP LLC has full limited liability company power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties are now owned or held and such business is now conducted. Williams GP LLC is duly licensed or qualified to do business as a foreign limited liability company and is in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Williams GP LLC.

         4.1(b)   Authority and Approval

                  Williams GP LLC has the limited liability company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. Prior to Closing, the execution and delivery by Williams GP LLC of this Agreement, the performance by Williams GP LLC of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby shall have been duly authorized and approved by all requisite limited liability company action of Williams GP LLC. The Conflicts Committee of the Board of Directors of Williams GP LLC and the Board of Directors of Williams GP LLC have approved this Agreement and the transactions contemplated hereby on behalf of Energy Partners. This Agreement constitutes the valid and binding obligation of Williams GP LLC enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity). Assuming receipt of good and valid title to the WPL LLC Interest by Williams GP LLC upon the contribution pursuant to this Agreement of the WPL LLC Interest to Williams GP LLC by WES, Williams GP LLC will have the full legal right to contribute, assign and transfer the WPL LLC Interest to Energy Partners and will, at the time of delivery thereof to Energy Partners pursuant to the terms hereof, transfer good and valid title thereto free and clear of all Liens.

         4.1(c)   Brokerage Arrangements

                  Williams GP LLC has not entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate WES or any of its Affiliates (other than Williams GP LLC and Energy Partners and its subsidiaries) to pay any commission, brokerage or "finder's fee" in connection with this Agreement or the transactions contemplated herein.

         4.1(d)   Utility Status

                  Williams GP LLC is not a "Holding Company" or a "Public Utility Company" or a "Gas Utility Company" as those terms are defined in the Public Utility Holding Company Act of 1935.

         4.1(e)   Securities Laws

                  (1) Williams GP LLC is an accredited investor within the meaning of Rule 501(a) under the Securities Act.

                  (2) Williams GP LLC has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the New Units and Williams GP LLC is capable of bearing the economic risks of such investment.

4.2 Energy Partners represents and warrants to WES and to Williams GP LLC that as of the date hereof and as of the Closing Date:

         4.2(a)   Organization and Existence

                  Energy Partners is a limited partnership validly existing and in good standing under the laws of the State of Delaware. Energy Partners has full limited partnership power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties are now owned or held and such business is now conducted. Energy Partners is duly licensed or qualified to do business as a foreign limited partnership and is in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Energy Partners.

         4.2(b)   Authority and Approval

                  Energy Partners has the limited partnership power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery by Energy Partners of this Agreement, the performance by Energy Partners of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite action of the general partner of Energy Partners. This Agreement constitutes the valid and binding obligation of Energy Partners enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

         4.2(c)   Brokerage Arrangements

                  Energy Partners has not entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate WES or any of its Affiliates (other than Williams GP LLC and Energy Partners and its subsidiaries) to pay any commission, brokerage or "finder's fee" in connection with this Agreement or the transactions contemplated herein.

         4.2(d)   Utility Status

                  Energy Partners is not a "Holding Company" or a "Public Utility Company" or a "Gas Utility Company" as those terms are defined in the Public Utility Holding Company Act of 1935.

         4.2(e)   New Units

                  The New Units to be delivered at Closing shall be duly authorized and validly issued in accordance with, and subject to the terms of, the Amended and Restated Agreement of Limited Partnership of Energy Partners, as further amended by the First Amendment thereto dated as of the Closing Date, and free of all Liens and restrictions other than as expressly set forth in accordance with, and subject to the terms of, the Amended and Restated Agreement of Limited Partnership of Energy Partners, as further amended by the First Amendment thereto dated as of the Closing Date.


                                    ARTICLE 5
                             ADDITIONAL AGREEMENTS,
                        COVENANTS, RIGHTS AND OBLIGATIONS

5.1      Certain Changes

         Except as set forth in Part 5.1 of the Disclosure Letter or with respect to the Excluded Assets, without first obtaining the written consent of Energy Partners, from the date hereof until the Closing Date, WES covenants that it will cause WPL not to:

         (a) make any material change in the conduct of its businesses and operations, or its financial reporting and accounting methods;

         (b) other than in the ordinary course of business, enter into any contract or agreement that would be defined as a "Contract" hereunder or terminate or amend in any material respect any Contract;

         (c) declare, set aside or pay any dividends, or make any distributions, in respect of the WPL LLC Interest, or repurchase, redeem or otherwise acquire any such securities;

         (d) merge into or with or consolidate with any other entity or acquire all or substantially all of the business or assets of any person or other entity;

         (e) make any change in its charter documents, limited liability company documents, or equivalent governing instruments;

         (f) purchase any securities of any person or entity, except short term debt securities of governmental entities and banks, or make any investment in any venture or other business enterprise other than as required pursuant to existing Contracts;

         (g) increase the indebtedness of, or incur any obligation or liability, direct or indirect, for WPL, other than the incurrence of liabilities pursuant to existing Contracts or in the ordinary course of business consistent with past practices;

         (h) sell, lease or otherwise dispose of any of its assets other than the sale of assets in the ordinary course of business or pursuant to existing Contracts;

         (i) purchase, lease or otherwise acquire any property of any kind other than in the ordinary course of business;

         (j) implement or adopt any material change in its tax methods, principles or elections;

         (k) hire any employees, enter into any employment agreement or enter into or amend any collective bargaining or labor agreements (except as set forth in Section 3.12) or adopt , modify or terminate any benefit plan (except as contemplated by Section 3.12);

         (l) permit any of its assets to become subjected to any material Lien, covenant, right-of-way or other similar restriction of any nature whatsoever;

         (m)      waive any claims or rights of substantial value;

         (n) enter into or agree upon any settlement or compromise of pending litigation or other pending proceedings before any Governmental Authority other than any matter that is settled or compromised by the payment of damages or fines of less than $100,000;

         (o) except as contemplated in Sections 5.2(d) and 5.2(e) or as may be required to perform WES's obligations under this Agreement, make any application, filing or other request for approval from any Governmental Authority with respect to any new rates, services, terms and conditions of service or construction of facilities; or

         (p)      enter into a binding commitment to do any of the foregoing.

5.2      Operations

         Other than as provided in this Agreement, WES will cause WPL to:

         (a) maintain its properties and facilities necessary to conduct its business as it is now being conducted in as good working order and condition as of the date hereof, ordinary wear and tear excepted;

         (b) use its reasonable best efforts to maintain and preserve its business, retain present employees and maintain its relationship with suppliers, customers and others having business relations with it;

         (c) advise Williams GP LLC and Energy Partners promptly in writing of any material change in any document, schedule or other information delivered pursuant to this Agreement;

         (d) file on a timely basis all notices, reports or other filings necessary or required for the continuing operation of WPL's business to be filed with or reported to any federal, state, municipal or other governmental department, commission, board, bureau, agency or any instrumentality of any of the foregoing wherever located; and

         (e) file on a timely basis all complete and correct applications or other documents necessary to maintain, renew or extend any permit, variance or any other approval required by any Governmental Authority necessary or required for the continuing operation of WPL's business whether or not such approval would expire before or after the Closing Date.

5.3      Access

         WES will continue to afford Williams GP LLC and Energy Partners and their authorized representatives reasonable access to WPL's financial, title, tax, corporate and legal materials and operating data and information available as of the date hereof and which becomes available to WES at any time prior to the Closing Date, and will furnish to Williams GP LLC and Energy Partners such other information as it may reasonably request, unless any such access and disclosure would violate the terms of any confidentiality agreement to which WES and/or WPL is bound or any applicable law or regulation.

         WES will use its reasonable best efforts upon request to secure all requisite consents for the examination by Williams GP LLC and Energy Partners and its representatives of any information covered by confidentiality agreements which would restrict their access to information. WES will cause WPL to allow Williams GP LLC and Energy Partners and their representatives access to and consultation with the lawyers, accountants, and other professionals employed by or used by the WPL for all purposes under this Agreement. Any such consultation shall occur under circumstances appropriate to maintain intact the attorney-client privilege as to privileged communications and attorney work product.

         Additionally, WES will afford to Williams GP LLC and Energy Partners and their representatives reasonable access to the books and records of WES insofar as they relate to property, accounting and tax matters of WPL. Until the Closing Date, the confidentiality of any data or information so acquired shall be maintained by Williams GP LLC and Energy Partners and their representatives. Further, WES will afford to Williams GP LLC and Energy Partners and their authorized representatives reasonable access from the date hereof until the Closing Date, during normal business hours, to the WPL assets and properties; provided that such access shall be at the sole cost, expense and risk of Williams GP LLC and Energy Partners.

5.4      Reporting Requirements

         WES, Williams GP LLC and Energy Partners will duly and timely file all notices and reports required to be filed with all Governmental Authorities in contemplation of the consummation of the transactions described herein.

5.5      Reasonable Best Efforts; Further Assurances

         WES and Williams GP LLC and Energy Partners shall use their reasonable best efforts (a) to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement, and (b) to ensure that all of the conditions to the obligations of Williams GP LLC and Energy Partners and WES contained in Sections 6.1 and 6.2, respectively, are satisfied timely.

         Each of the parties acknowledges that certain actions may be necessary with respect to the matters and actions contemplated by this Agreement such as making notifications and obtaining consents or approvals or other clearances that are material to the consummation of the transactions contemplated hereby, and each agrees to take all appropriate action and to do all things necessary, proper or advisable under applicable laws and regulations to make effective the transactions contemplated by this Agreement; provided, however, that nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other materially burdensome condition which would in any such case be material to its assets, liabilities or business in order to obtain any consent or approval or other clearance required by this Agreement.

5.6      Casualty Loss

         If all or any material portion of the WPL facilities is damaged or destroyed by fire or other casualty before the Closing, either party may, at its option, terminate this Agreement by verbal and written notice to the other party prior to Closing. If neither party elects to terminate this Agreement as aforesaid, the parties shall proceed to close the transactions contemplated hereby, in which event WES shall assign to the Williams GP LLC and Energy Partners all of WES' right, title and interest in any claim under any applicable insurance policies in respect of such casualty. If the total amount of any such insurance proceeds is not sufficient to fully repair and/or replace the damaged facilities to return them to their pre-damage or destruction operating condition and repair, the amount of such shortfall shall, at the option of WES, either be paid by WES to Energy Partners or will reduce the number of New Units that Energy Partners is to deliver to WES under
         Section 2.2 by the number of such New Units as equal, in value, the shortfall.

         If the casualty loss does not involve all or any material portion of the WPL facilities, then the parties shall be obligated to close the transaction contemplated herein according to the terms hereof, notwithstanding such casualty loss, and WES shall, at the election of Williams GP LLC and Energy Partners, either: (a) repair the damages caused by such casualty loss prior to Closing, at its expense; or (b) pay the deductible due under the insurance policy or policies insuring the same and deliver or assign to the other party, at Closing, any and all insurance proceeds or rights to proceeds attributable to such casualty loss. For the purposes of this Section, a "material portion" means any casualty loss which is equal to or greater than Twenty Million Dollars ($20,000,000.00).


                                    ARTICLE 6
                              CONDITIONS TO CLOSING

6.1      Conditions to the Obligations of Williams GP LLC and Energy Partners

         The obligations of Williams GP LLC and Energy Partners to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in whole or in part, by Williams GP LLC and Energy Partners:

         (a) The representations and warranties of WES made in this Agreement and qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). WES shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by WES by the time of the Closing. WES shall have delivered to Williams GP LLC and Energy Partners a certificate, dated as of the Closing Date and signed by an authorized officer of WES, confirming the foregoing matters set forth in this Section 6.1(a).

         (b) No action or proceeding before a court or other Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

         (c) All necessary consents of any third Person required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained.

         (d) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

         (e) Execution and delivery by all parties thereto of the Second Amendment to the Omnibus Agreement substantially in the form of Exhibit 6.1(e) hereto.

         (f) Delivery of a First Amendment, dated as of the Closing Date, to the Amended and Restated Agreement of Limited Partnership of Energy Partners which provides for the issuance of the New Units.

         (g) Williams GP LLC and Energy Partners shall have obtained (on terms satisfactory to them) the third-Person financing required to satisfy their obligations under Sections 2.2(c)(1)(A) and 2.2(d).

         (h) Execution and delivery of a Blending and Storage Services Agreement between WPL and Williams Terminals Holdings, L.P., on the one hand, and WES, on the other.

6.2      Conditions to the Obligation of WES

         The obligation of WES to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by WES:

         (a) The representations and warranties of both Williams GP LLC and Energy Partners made in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Williams GP LLC and Energy Partners shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Williams GP LLC and Energy Partners by the time of the Closing. Williams GP LLC and Energy Partners shall have delivered to the WES a certificate, dated as of the Closing Date and signed by an authorized officer of Williams GP LLC and Energy Partners confirming the foregoing matters set forth in this Section 6.2(a).

          (b) No action or proceeding before a court or any other Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

         (c) All necessary consents of any Person not a party hereto required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained.

         (d) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

         (e) Execution and delivery by all parties thereto of the Second Amendment to the Omnibus Agreement substantially in the form of Exhibit 6.1(e) hereto.

         (f) Delivery of a First Amendment, dated as of the Closing Date, to the Amended and Restated Agreement of Limited Partnership of Energy Partners Which provides for the issuance of the New Units under terms and conditions substantially as set forth in
                  Exhibit 6.1(f) hereto.


                                    ARTICLE 7
                                   TAX MATTERS

7.1      Liability for Taxes

         (a)      For purposes of this Agreement:

                  (1) "TAX" or "TAXES" means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing;

                  (2) "TAX RETURNS" means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties; and

                  (3) "TAXING AUTHORITY" means, with respect to any Tax, the governmental body, entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

         (b) WES shall be liable for, and shall indemnify and hold Energy Partners, WPL and their respective subsidiaries harmless from any Taxes, together with any costs, expenses, losses or damages, including reasonable expenses of investigation and attorneys' and accountants' fees and expenses, arising out of or incident to the determination, assessment or collection of such Taxes ("TAX LOSSES"), (1) imposed on or incurred by WPL by reason of Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation which is attributable to WPL or a predecessor to WPL having been a member of any consolidated, combined or unitary group on or prior to the Closing Date, (2) imposed on or incurred by WPL with respect to all periods prior to and including the Closing Date, or (3) attributable to a breach by WES of any representation, warranty or covenant with respect to Taxes in this Agreement.

         (c) Energy Partners shall be liable for, and shall indemnify and hold WES and its affiliates harmless from, any Tax Losses (1) imposed on or incurred by WPL with respect to the period after the Closing Date or (2) attributable to a breach by Energy Partners of any covenant with respect to Taxes in this Agreement.

         (d) Whenever it is necessary for purposes of this Article 7 to determine the amount of any Taxes imposed on or incurred by WPL or a predecessor to WPL for a taxable period beginning before and ending after the Closing Date which is allocable to the period prior to and including the Closing Date, the determination shall be made, in the case of property or ad valorem taxes or franchise taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), on a per diem basis and, in the case of other Taxes, by assuming that such pre-Closing Date period constitutes a separate taxable period of WPL or a predecessor thereto and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the period prior to and including the Closing Date ratably on a per diem basis). Notwithstanding anything to the contrary herein, any franchise Tax paid or payable with respect to WPL or a predecessor to WPL shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax.

         (e) Energy Partners agrees to pay to WES any refund received after the Closing Date by it or its affiliates, including WPL, in respect of any Taxes for which WES is liable under clause (b) of this Section 7.1. WES agrees to pay to Energy Partners any refund received by WES or their affiliates in respect of any Taxes for which Williams GP LLC and Energy Partners is liable under clause (c) of this Section 7.1. The parties shall cooperate in order to take all steps reasonably necessary to claim any such refund. Any such refund received by a party or its affiliate for the account of the other party shall be paid to such other party within 90 days after such refund is received.

         (f) Williams GP LLC and Energy Partners and WES agree not to make or cause any election (including an election to ratably allocate items under Treasury Regulations Section 1.1502-76(b) (2) (ii)) to allocate tax items in a manner inconsistent with Section 7.1(d) hereof.

7.2      Tax Returns

         (a) WES shall cause to be included in the consolidated federal income Tax Returns (and the state income Tax Returns of any state that permits consolidated, combined or unitary income Tax Returns, if any) of the Williams Group (as defined herein) for all periods ending on or before the Closing Date, all Tax items of WPL which are required to be included therein, shall cause such Tax Returns to be timely filed with the appropriate Taxing Authorities, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the periods covered by such Tax Returns. For purposes of this Agreement, "WILLIAMS GROUP" means the affiliated group of corporations within the meaning of section 1504 of the Internal Revenue Code of 1986, as amended, which files a consolidated federal income Tax Return and as to which The Williams Companies, Inc. is the common parent, and, in the case of any combined or unitary Tax Return, the group of corporations filing such Tax Return that includes WPL or its operations.

         (b) With respect to any Tax Return covering a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date with respect to WPL that is not described in paragraph (a) above, WES shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax items required to be included therein, shall cause such Tax Return to be filed timely with the appropriate Taxing Authority, and shall be responsible for the timelypayment (and entitled to any refund) of all Taxes due with respect to the period covered by such Tax Return.

         (c) With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to WPL, Energy Partners shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax items required to be included therein, shall furnish a copy of such Tax Return to WES, shall file timely such Tax Return with the appropriate Taxing Authority, and shall be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return. Energy Partners shall determine, in accordance with the provisions of
                  Section 7.1(d) of the Agreement, the amount of Tax due with respect to the period prior to and including the Closing Date (the "CONTRIBUTOR'S TAX") and shall notify WES of its determination of the Contributor's Tax. WES shall pay to Energy Partners an amount equal to the Contributor's Tax not later than five days after the filing of such Tax Return. Any refund attributable to Tax Returns filed pursuant to this
                  Section 7.2(c) shall be apportioned between Energy Partners and WES in a manner consistent with calculation of the Contributor's Tax.

         (d) Energy Partners shall, with respect to any Tax Return for which Energy Partners is responsible under Section 7.2(c) for preparing and filing, make such Tax work papers available for review by WES if the Tax Return is with respect to Taxes for which WES may be liable (in whole or in part) hereunder or under applicable law. Energy Partners shall make such work papers available for review sufficiently in advance of the due date for filing such Tax Returns to provide WES with a meaningful opportunity to analyze and comment on such Tax Returns and have such Tax Returns modified before filing, accepting the position of Energy Partners unless such position is contrary to the provisions of Section 7.2(e) hereof.

         (e) Any Tax Return which includes or is based on the operations, ownership, assets or activities of WPL for any taxable period beginning before and ending after the Closing Date, and any Tax Return in respect of any Taxes for which WES may be liable (in whole or in part) hereunder shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the applicable law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the applicable tax law), in accordance with reasonable tax accounting practices selected by the filing party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.

                  Unless required by law, Energy Partners shall not file an amended Tax Return for any period ending on or prior to the Closing Date without the consent of WES.

7.3      Tax Proceedings

         If Energy Partners receives notice (the "PROCEEDING NOTICE") of any examination, claim, adjustment, or other proceeding with respect to the liability of WPL for Taxes for any period for which WES is or may be liable under Section 7.1, Energy Partners shall notify WES in writing thereof (the "ENERGY PARTNERS NOTICE") no later than the earlier of (a) thirty (30) days after the receipt by Energy Partners of the Proceeding Notice or (b) ten (10) days prior to the deadline for responding to the Proceeding Notice. Such Energy Partners Notice shall contain factual information describing any asserted liability for Taxes in reasonable detail and shall be accompanied by copies of any notice or other documents received from any Taxing Authority with respect to such matter.

         As to any such Taxes for which WES is or may be liable under Section 7.1, WES shall be entitled at its expense to control or settle the contest of such examination, claim, adjustment, or other proceeding, provided (a) WES notifies Energy Partners in writing that it desires to do so no later than the earlier of (1) thirty (30) days after receipt of the Energy Partners Notice or (2) five (5) days prior to the deadline for responding to the Proceeding Notice, and (b) WES may not, without the consent of Energy Partners, agree to any settlement which would result in an increase in the amount of Taxes for which any of Energy Partners or WPL or any of WPL's owners is or may be liable under
         Section 7.1. WES shall pay any Taxes required to be paid in connection with any examination, claim, adjustment or other proceeding, including, without limitation, any prepayment of Tax required to obtain the jurisdiction of a court.

         The parties shall cooperate with each other and with their respective affiliates, and shall consult with each other, in the negotiation and settlement of any proceeding described in this Section 7.3. WES shall pay to Energy Partners the amount of any Tax Losses Energy Partners may become entitled to by reason of the provisions of this Article 7 within fifteen (15) days after the extent of any Tax liability has been determined by a final judgment or decree of a Court or a final and binding settlement with a governmental authority having jurisdiction thereof.

7.4      Cooperation and Exchange of Information

         Williams GP LLC and Energy Partners and WES shall cooperate fully, and shall cause WPL to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article 7 and any proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. WES, Williams GP LLC and Energy Partners agree to retain all books and records in their possession or in the possession of their respective affiliates with respect to Tax matters pertinent to WPL relating to any taxable period beginning before the Closing Date until the earlier of six years after the Closing Date and the expiration of the applicable statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and thereafter, upon request, allow Williams GP LLC and Energy Partners to take possession of such books and records. Each party shall provide the cooperation and information required by this Section 7.4 at its own expense.

7.5      Survival.

         Anything to the contrary in this Agreement notwithstanding, the representations, warranties, covenants, agreements, rights and obligations of the parties hereto with respect to any Tax matter covered by this Agreement shall survive the Closing and shall not terminate until thirty days after the expiration of the statute of limitations (including extensions) applicable to such Tax matter.

7.6      Conflict

         In the event of a conflict between the provisions of this Article 7 and any other provisions of this Agreement, the provisions of this Article 7 shall control.

7.7      Miscellaneous

         (a) Any payment required under this Article 7 and not made when due shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) or 6621(c) of the Code, as applicable, for each day until paid.

         (b) The indemnification provisions of this Article 7 are in addition to, and not in derogation of, any statutory, equitable, or common law remedy the parties may have with respect to the transactions contemplated by this Agreement.


                                    ARTICLE 8
                           INVESTIGATION; LIMITATIONS

8.1      Independent Investigation; Limitations

         The parties hereto acknowledge that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, they have relied solely on the basis of their own independent investigation and analysis, and upon the express written representations, warranties and covenants in this Agreement. EXCEPT FOR AND WITHOUT LIMITATION OF THE SCOPE AND EFFECT OF THE EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED HEREIN, THE PARTIES HEREBY EXPRESSLY DISCLAIM AND NEGATE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO WPL AND ITS ASSETS AND OPERATIONS OR TO THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS

         FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS).


                                    ARTICLE 9
                                   TERMINATION

9.1      Events of Termination

         This Agreement may be terminated at any time prior to the Closing Date:

         (a)      by mutual written consent of the parties;

         (b) by either Energy Partners or WES in writing after May 31, 2002, if the Closing has not occurred by such date;

         (c) by either Energy Partners or WES in writing (provided the terminating party and its affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other party (1) has materially failed to perform its covenants or agreements contained herein required to be performed on or prior to the Closing Date, or (2) has breached any of its representations or warranties contained herein; provided, however, that in the case of clause (1) or (2), the defaulting party shall have a period of ten (10) days following written notice from the nondefaulting party to cure any breach of this Agreement, if such breach is curable;

         (d) by either Energy Partners or WES in writing if there shall be any order, writ, injunction or decree of any Governmental Authority binding on any of the parties, which prohibits or restrains them from consummating the transactions contemplated hereby, provided that the parties shall have used their reasonable best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within 30 days after entry by any such Governmental Authority;

         (e) by WES if any of the conditions set forth in Section 6.2 have become incapable of fulfillment, and, after 10 days following notice by WES, remain incapable of fulfillment and not waived by WES; or

         (f) by Williams GP LLC and Energy Partners if any of the conditions set forth in Section 6.1 have become incapable of fulfillment, after 10 days following notice by Energy Partners, remain incapable of fulfillment and not waived by Williams GP LLC and Energy Partners.

9.2      Effect of Termination

         If a party terminates this Agreement as provided in Section 9.1 above, termination shall be without liability and none of the provisions of this Agreement will remain effective or enforceable.


                                   ARTICLE 10
                          INDEMNIFICATION upon closing

10.1     Indemnification of Williams GP LLC and Energy Partners upon Closing

         Subject to the limitations set forth in this Agreement, WES, from and after the Closing, shall indemnify, defend and hold Williams GP LLC, in its capacity as general partner of Energy Partners, and Energy Partners and its subsidiaries, and their respective shareholders, members, partners, directors, officers, and employees (the "ENERGY PARTNERS PARTIES") harmless from and against any and all liabilities and obligations, including without limitation, all losses, deficiencies, costs, expenses, fines, penalties, interest, expenditures, investigatory costs, cleanup and remediation costs, governmental response costs, claims, suits, proceedings, judgments, settlements, damages, and reasonable attorneys' fees and reasonable expenses of investigating, defending and prosecuting litigation (all of the foregoing of which are collectively referred to as the "DAMAGES") suffered or incurred by the Energy Partners Parties as a result of or arising out of (a) any breach of a representation or warranty of WES in this Agreement, or any breach of any agreement or covenant on the part of WES made under this Agreement or in connection with the transaction contemplated hereby, (b) any breach of, failure to comply with or liability arising under any Environmental Laws with respect to the ownership, operation or conduct of the businesses or affairs of WPL before the Closing, or (c) the Excluded Assets or the ownership or operation thereof.

         Nothing in this Section 10.1 or in Section 10.8 shall apply to, or limit, liability with respect to Taxes, for which liability shall be as set forth in Article 7.

10.2     Indemnification of WES

         Subject to the limitations set forth in this Agreement, Energy Partners shall indemnify, defend and hold WES and its Affiliates (other than any of the Energy Partners Parties), and their respective shareholders, members, partners, directors, officers, and employees (together with WES, the "WES Parties") harmless from and against any and all Damages suffered or incurred by the WES Parties as a result of or arising out of (a) any breach of a representation or warranty of Energy Partners in this Agreement and any breach of any agreement or covenant on the part of Energy Partners made under this Agreement or in connection with the transaction contemplated hereby, (b) any breach of, failure to comply with or liability arising under any Environmental Laws with respect to the ownership, operation or conduct of the businesses or affairs of WPL on or after the Closing, or (c) the ownership, operation or conduct of the business or affairs of WPL on or after the Closing.

         Nothing in this Section 10.2 or in Section 10.8 shall apply to, or limit, liability with respect to Taxes, for which liability shall be as set forth in Article 7.

10.3     Demands

         Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such claims for indemnity involving third party claims being collectively referred to herein as the "INDEMNITY CLAIM"), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement.

         If the indemnified party knowingly fails to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against an Indemnity Claim and to make a timely response thereto, the indemnifying party's indemnity obligation relating to such Indemnity Claim shall be limited to the extent that such failure has actually prejudiced or damaged the indemnifying party with respect to that Indemnity Claim.

10.4     Right to Contest and Defend

         The indemnifying party shall be entitled, at its cost and expense, to contest and defend by all appropriate legal proceedings any Indemnity Claim for which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense.

         The indemnifying party shall have full authority to determine all action to be taken with respect to any Indemnity Claim; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks. If the indemnifying party does not elect to contest any such Indemnity Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party assumes the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and which would not otherwise adversely affect the indemnified party.

         Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

10.5     Cooperation

         If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any such person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.

10.6     Right to Participate

         The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such persons.

10.7     Payment of Damages

         The indemnification required hereunder shall be made by payments of the amount thereof during the course of the investigation or defense, within thirty (30) days as and when reasonably specific bills are received or loss, liability, claim, damage or expense is incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all tax benefits and other reimbursements (including, without limitation, insurance proceeds) credited to or received by the indemnified party related to the Damages.

10.8     Limitations on Indemnification

         (a) WES' indemnity obligations under this Agreement will apply only to Damages which are sustained or incurred by the Energy Partners Parties for which notice in accordance with the provisions of this Agreement has been given within any applicable survival period for such indemnity obligations.

                  (1) WES' indemnity obligations under Section 10.1(a) (other than such indemnity obligations as arise under Section
                      3.12 (Employees and Benefits), Section 3.14
                      (Environmental), Section 3.19 (Title to Real Property) and
                      Section 3.27 (Excluded Assets)) will survive the Closing for a period of one (1) year and are subject to the Deductible and the Cap as set forth in Sections 10.8(a)(5) and 10.8(a)(7).

                  (2) WES' indemnity obligations under Section 10.1(a) that may arise with respect to Section 3.12 (Employees and Benefits) will survive the Closing for a period of time equal to the applicable statute(s) of limitations and are not subject to any deductible or cap.

                  (3) WES' indemnity obligations under Section 10.1(a) that may arise with respect to Section 3.19 (Title to Real Property) will survive the Closing for a period of ten
                      (10) years and are subject to the Deductible and the Cap as set forth in Sections 10.8(a)(5) and 10.8(a)(7),.

                  (4) WES' indemnity obligations under Section 10.1(c) (the
                      Excluded Assets or the ownership or operation of the Excluded Assets) will survive the Closing without expiration and are not subject to any deductible or cap.

                  (5) WES' indemnity obligations under Section 10.1(a) (other than such indemnity obligations as may arise under Section
                      3.12 (Employees and Benefits), and Section 3.14 (Environmental) and Section 3.27 (Excluded Assets)) will apply only to Damages which, in the aggregate, exceed $6,000,000 (the "DEDUCTIBLE").

                  (6) WES' indemnity obligations that may arise under Section
                      10.1(a) for breach of Section 3.14 (Environmental) and
                      Section 10.1(b) will survive the Closing for a period of six (6) years and will apply only to such environmental Damages which exceed an aggregate amount of $2,000,000 (the "ENVIRONMENTAL DEDUCTIBLE").

                  (7) Except as otherwise provided in this Section 10.8, in no event shall WES' liability or obligation for Damages which exceed, in the aggregate, the applicable Deductible or Environmental Deductible under Section 10.1 exceed an aggregate amount of $125 million (the "CAP") determined as follows: The first $110 million of Damages (if any) will be for WES' sole account; WES will be obligated for fifty percent (50%) of the next $30 million of Damages (if any) on a dollar-for-dollar basis.

         (b) Energy Partners indemnity obligations under this Agreement will apply only to Damages sustained or incurred by the WES Parties for which notice in accordance with the provisions of this Agreement has been given within any applicable survival period for such indemnity obligations.

                  (1) Energy Partner's indemnity obligations under Section 10.2(a) will survive the Closing for a period of one
                           (1) year and shall apply only to Damages which exceed, in the aggregate, the Deductible. In no event shall Energy Partners' liability or obligation for Damages relating to its indemnity obligations under
                           Section 10.2(a) which exceed, in the aggregate, the Deductible exceed an aggregate amount of $125 million determined as follows: The first $110 million of Damages (if any) will be for Energy Partners' sole account; Energy Partners will be obligated for fifty percent (50%) of the next $30 million of Damages (if any) on a dollar-for-dollar basis.

                  (2)      The indemnity obligations of Energy Partners under
                           Section 10.2(b) and Section 10.2(c) will survive the Closing without expiration.

         (c) Additionally, neither Energy Partners nor WES will be liable as an indemnitor under this Agreement for any consequential, incidental, special, indirect or exemplary damages suffered or incurred by the indemnified party or parties except to the extent recovered against an indemnified party in an Indemnity Claim.

10.9     Sole Remedy

         Should the Closing occur, no party shall have liability under this Agreement, any of the Constituent Documents (as hereinafter defined) or the transactions contemplated hereby or thereby except as is provided in Article 7 or this Article 10.

10.10    Addition to or Substitution of WES as Indemnitor

         If, during the term of WES' indemnification obligations under this
         Article 10, (a) the shareholder equity in WES falls below $750,000,000,
         (b) WES' ratio of Consolidated Total Debt (as defined below) to Consolidated EBITDA (as defined below) for the most recently completed 12 months shall exceed 4.0 to 1.0 or (c) 50% of the equity of WES is sold to or acquired by any other Person (other than an Affiliate) or WES otherwise effects or is subject to an Extraordinary Event (as defined below), WES shall immediately notify Energy Partners of the occurrence of such event and, at its sole election, provide one or more of the following (or combinations thereof) to Energy Partners as additional assurance for the performance of WES' indemnity obligations under this Agreement: (x) a performance guarantee by The Williams Companies, Inc. or (y) a standby irrevocable bank letter of credit, in each case in an amount not to exceed the Maximum Amount and upon standard market terms and conditions reasonably satisfactory to Energy Partners.

         For purposes of this Section 10.10:

         "Capital Lease" means any capital lease or sublease which should be capitalized on a balance sheet in accordance with GAAP.

         "Consolidated EBITDA" means, for any period, for WES and its subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income, (b) Consolidated Interest Charges, (c) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income, and (d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income.

                  "Consolidated Interest Charges" means, for any period, for WES and its subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, fees, charges and related expenses of WES and its subsidiaries in connection with indebtedness (including capitalized interest), in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of WES and its subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.

                  "Consolidated Net Income" means, for any period, for WES and its subsidiaries on a consolidated basis, the net income or net loss of WES and its subsidiaries from continuing operations, provided that there shall be excluded from such net income (to the extent otherwise included therein): (a) the income (or loss) of any entity other than a subsidiary in which WES or any subsidiary has an ownership interest, except to the extent that any such income has been actually received by WES or such subsidiary in the form of cash dividends or similar cash distributions, (b) net extraordinary gains and losses (other than, in the case of losses, losses resulting from charges against net income to establish or increase reserves for potential environmental liabilities and reserves for exposure under rate cases), (c) any gains or losses attributable to non-cash write-ups or write-downs of assets, and (d) proceeds of any insurance on property, plant or equipment other than business interruption insurance.

         "Consolidated Total Debt" means, at any date, the aggregate principal amount of all indebtedness of WES and its subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

         "Extraordinary Event" means a sale, exchange or dividend or other distribution or liquidation of all or substantially all WES' assets in one or a series of transactions..

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of

         Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied.

         "Maximum Amount" shall mean the lesser of (a) the remaining about of potential indemnification obligations of WES under the Contribution Agreement or (b) $125,000,000.


10.11    Express Negligence

         THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY (EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT). WILLIAMS GP LLC AND ENERGY PARTNERS AND WES ACKNOWLEDGE THAT THIS STATEMENT CONSTITUTES CONSPICUOUS NOTICE. NOTHING IN THIS CONSPICUOUS NOTICE IS INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.


                                   ARTICLE 11
                                  MISCELLANEOUS

11.1     Expenses

         Regardless of whether the transactions contemplated hereby are consummated, each party hereto shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.

11.2     Notices

         Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called "NOTICE") shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or by telecopier, as follows:

                     If to the WES, addressed to:


                     Williams Energy Services, LLC
                     One Williams Center, Suite 4500
                     Tulsa, Oklahoma 74172
                     Attention:  President
                     Telecopy:   (918) 573-4190

                     with a copy to:

                     Williams Energy Services, LLC
                     Legal Department
                     One Williams Center, Suite 4100
                     Tulsa, Oklahoma 74172
                     Attention:  General Counsel
                     Telecopy:   (918) 573-4190

                     If to Williams GP LLC and Energy Partners, addressed to:

                     Williams Energy Partners L.P.
                     One Williams Center, MD 35-1
                     Tulsa, Oklahoma 74172
                     Attention:  President
                     Telecopy:   (918) 573-3864

                     with a copy to:

                     Williams Energy Partners L.P.
                     One Williams Center, Suite 4100
                     Tulsa, Oklahoma 74172
                     Attention:  General Counsel
                     Telecopy:   (918) 573-8024

         Notice given by personal delivery or courier service shall be effective upon actual receipt. Notice given by telecopier shall, subject to confirmation of uninterrupted transmission by a transmission report, be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

11.3     No Negotiations

         Until the first to occur of the Closing or termination of this Agreement pursuant to the provisions of Article 9, WES will not initiate or participate in discussions with, or otherwise solicit from or provide information to, any Person not a party hereto with respect to any proposals or offers relating to the acquisition of WPL or substantially all of its assets.

11.4     Governing Law

         This Agreement shall be governed and construed in accordance with the substantive laws of the State of Oklahoma without reference to principles of conflicts of law.

11.5     Public Statements

         The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other party, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law or stock exchange regulations.

11.6     Form of Payment

         All cash payments hereunder shall be made in United States dollars and, unless the parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds by 12:00 Noon Tulsa, Oklahoma time on the date such payment is due to such account as the party receiving payment may designate at least three business days prior to the proposed date of payment.

11.7     Entire Agreement; Amendments and Waivers

         This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and Disclosure Letter hereto but excluding the Second Amendment to Omnibus Agreement and the First Amendment, dated as of the Closing Date, to the Amended and Restated Agreement of Limited Partnership of Energy Partners (collectively, the "CONSTITUENT DOCUMENTS") (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) do not confer upon any other Person or entity any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise. Each party to this Agreement agrees that (1) no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in the Constituent Documents, and (2) such party has not relied upon any representation, warranty, covenant or agreement relating to the transactions contemplated by the Constituent Documents, other than those referred to in clause (1) above. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

11.8     Conflicting Provisions

         This Agreement and the other Constituent Documents, read as a whole, set forth the parties' rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In the Agreement and the Constituent Documents, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and the Constituent Documents, this Agreement shall control.

11.9     Binding Effect and Assignment

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties. Nothing in this Agreement, express or implied, is intended to confer upon any Person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder. The provisions of this Agreement are enforceable solely by the Parties, and no limited partner, assignee or other Person shall have the right, separate and apart from Energy Partners to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

11.10    WES Right of First Refusal

         If, pursuant to a bona fide offer from a Person (other than a Person controlled by The Williams Companies, Inc.), Energy Partners desires to make a Transfer (as that term is defined in this section), on terms and conditions acceptable to Energy Partners, Energy Partners shall thereupon promptly give WES written notice of the proposed Transfer, which notice must provide: (a) a description of the assets, rights, ownership or other interests proposed to be Transferred (b) the consideration to be paid, and (c) the material terms and conditions upon which the proposed Transfer is to be made.

         WES will have an option for a period of sixty (60) days from the date of its actual receipt of such notice to elect to purchase or acquire the assets, rights, ownership or other interests proposed to be Transferred for the same consideration and subject to the same material terms and conditions as described in Energy Partners' written notice of the proposed Transfer. Additionally, if the consideration identified in the notice is other than cash, WES will have the right to pay the purchase price in the form of cash equal in amount to the reasonable and justified value of such non-cash consideration. Any disputes regarding the cash value so assigned shall be referred to an independent investment banker or accounting firm, who shall take into consideration the strategic value, if any, of the non-cash consideration to Energy Partners.

         Upon WES' election to make such purchase or acquisition, WES shall close such transaction within one hundred and twenty (120) days after its receipt of actual notice of the proposed Transfer, subject only to extensions beyond that time as are provided for in the material terms and conditions of the proposed Transfer being met by WES or are caused by any delay in obtaining required governmental approvals. WES' failure to respond to Energy Partners' notice within its allotted thirty-day period will be deemed its election not to purchase the proposed Transfer. If WES elects not to make such purchase, Energy Partners may effect such Transfer in accordance with all terms set forth in the written notice of the proposed Transfer previously given to WES. If Energy Partners fails to close such proposed Transfer within one hundred eighty (180) days of WES' election not to purchase (subject only to an extension for any delay in obtaining required governmental approvals) or if any material terms and conditions of the proposed Transfer are changed after WES' election to not make the purchase, Energy Partners shall be obligated to repeat the steps of this provision.

         As used in this Section 11.10, a "TRANSFER" refers to any of the following events (in one transaction or in a series of related transactions): An assignment, sale, lease, conveyance, contribution, exchange, transfer or other disposition of WPL (including by application of law and/or by consolidation or merger of WPL wherein WPL is not the survivor) or of a material portion of its assets.

11.11    Severability

         If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the WES and Williams GP LLC and Energy Partners shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

11.12    Interpretation

         The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.13    Headings and Schedules

         The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, such schedules are incorporated in the definition of "Agreement."

11.14    Multiple Counterparts

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

EXECUTED as of the date first set forth above.

WILLIAMS ENERGY SERVICES, LLC              THE WILLIAMS COMPANIES, INC.

By:                                        By:
   -------------------------------------      ----------------------------------
Name:                                      Name:
     -----------------------------------        --------------------------------
Title:                                     Title:
      ----------------------------------         -------------------------------

WILLIAMS ENERGY PARTNERS L.P
                                           (EXECUTED SOLELY WITH RESPECT TO ITS
By Williams GP LLC, its general partner    AGREEMENT UNDER SECTION 10.10 OF THIS
                                           AGREEMENT TO PROVIDE A PERFORMANCE
By:                                        GUARANTY PURSUANT TO THE CONDITIONS
   -------------------------------------   OF THAT SECTION IN SUPPORT OF WES'
Name:                                      INDEMNITY OBLIGATIONS HEREUNDER. NO
     -----------------------------------   OTHER RIGHTS, OBLIGATIONS OR
Title:                                     RELATIONSHIPS ARE CREATED OR SHALL BE
      ----------------------------------   DEEMED TO BE CREATED HEREBY)


WILLIAMS GP LLC

By:
   -------------------------------------
Name:
     -----------------------------------
Title:
      ----------------------------------

                                                       EXHIBIT 1.1 TO EXHIBIT 10

                                 EXCLUDED ASSETS

I.       AGREEMENTS / BONDS / PERMITS

     A. LONGHORN PARTNERS PIPELINE, LP. Any and all assets related to WPL's operation of Longhorn Partners Pipeline, LP, including, but not limited to the following:

         1. Second Amended and Restated Limited Liability Company Agreement of Longhorn Partners GP, LLC, dated October 1997.

         2. Pipeline Operating Services Agreement dated October 21, 1997, between Longhorn Partners Pipeline, LP and Williams Pipe Line Company, LLC.

         3. Engineering, Design, Construction and Start Up Agreement dated October 21, 1997, between Longhorn Partners Pipeline, LP and Williams Pipe Line Company, LLC, and Amendments One, Two Three and Four.

         4. Lab Agreement dated November 9, 1998, between Longhorn Partners Pipeline LP and Williams Pipe Line Company, LLC.

         5. Onshore Pipeline Construction Agreements

            a. Holloman Construction Company and Williams Pipe Line Company, LLC
               dated December 10, 2001.

            b. Haines Construction Company, Inc. and Williams Pipe Line Company,
               LLC dated February 4, 2002.

            c. JOMAX Construction Company and Williams Pipe Line Company, LLC
               dated February 18, 2002.

            d. Ferguson Construction and Williams Pipe Line Company, LLC dated
               March 11, 2002.

            e. Holloman Construction and Williams Pipe Line Company, LLC dated
               March 11, 2002.

            f. Driver Pipeline Company and Williams Pipe Line Company, LLC dated
               March 11, 2002.

         6. Master Services Agreements

            a. Paragon Engineering Services, Inc. and Williams Pipe Line
               Company, LLC dated May 18, 1999.

            b. Trigon Sheehan, LLC and Williams Pipe Line Company, LLC dated
               July 19, 1999.

            c. Mustang Engineering, LP and Williams Pipe Line Company, LLC dated
               September 15, 1999.

            d. Pumpco, Inc. and Williams Pipe Line Company, LLC dated February
               15, 2000.

            e. Bartlett Tree Experts and Williams Pipe Line Company, LLC dated
               August 2, 2001.

            f. Wolf Oil Field Services Company and Williams Pipe Line Company,
               LLC dated November 13, 2001.

            g. Corrpro Companies, Inc. and Williams Pipe Line Company, LLC dated
               November 15, 2000.

            h. Desert Industrial X-Ray, LP and Williams Pipe Line Company, LLC
               dated August 31, 1999.

            i. Basin Industrial X-Ray, Inc. and Williams Pipe Line Company, LLC
               dated March 20, 2000.

            j. Tulsa Gamma Ray and Williams Pipe Line Company, LLC dated January
               24, 2002.

            k. Zephyr Environmental Corporation and Williams Pipe Line Company,
               LLC dated January 29, 2001.

            l. Horizon Environmental Services and Williams Pipe Line Company,
               LLC dated February 7, 2002.

            m. Pipeline Integrity Resources, Inc. and Williams Pipe Line
               Company, LLC dated February 27, 2002.

            n. American Instrument Services Corporation and Williams Pipe Line
               Company, LLC dated July 27, 2001.

            o. Eagle Construction & Environmental Services, Inc. and Williams
               Pipe Line Company, LLC dated February 2, 2000.

            p. Enerpipe Corporation and Williams Pipe Line Company, LLC dated
               August 16, 1999.

             q. Industrial Electric Engineering & Testing Company and Williams
                Pipe Line Company, LLC dated August 15, 1999.

             r. Mesa Corrosion Control, Inc. and Williams Pipe Line Company, LLC
                dated November 22, 1999.

             s. Tyco Thermal Controls, LLC and Williams Pipe Line Company, LLC
                dated February 20, 2002.

             t. Zak Resources, Inc. and Williams Pipe Line Company, LLC dated
                March 17, 2000.

         7. Professional Services Contract dated October 1, 1998 between Contract Land Staff and Williams Pipe Line Company, LLC.

         8. Master Consulting Agreement dated January 24, 2002 between CH2M HILL, Inc. and Williams Pipe Line Company, LLC.

         9. Service Agreement dated August 18, 1997 between Texas Archeological Survey (TAS), Inc. and Williams Pipe Line Company, LLC.

         10. Agreement dated December 17, 2001 between Texas A&M and Williams Pipe Line Company, LLC.

     B. PHOENIX PIPELINE PROJECT. Any and all assets related to the proposed project to build a pipeline connected to Longhorn Partners Pipeline, LP, which would, if constructed, deliver refined products to Phoenix, including, but not limited to, the following:

         1. Letter Agreement dated December 20, 2001 for Preliminary Development Activities between Equilon, Coastal and Williams Pipe Line Company, LLC.

         2. Confidentiality Agreement / Exhibit "A" to Letter Agreement dated December 20, 2001 between Equilon, Coastal and Williams Pipe Line Company, LLC.

     C. WILLIAMS REFINED PRODUCTS PIPELINE PROJECT. Any and all assets related to the proposed project to build a pipeline which would, if constructed, deliver refined products into Salt Lake City, Utah, including, but not limited to, the following:

         1. Right of Way Authorization UTU-77149, Record of Decision dated October 16, 2001, between U.S. Department of Interior and Williams Pipe Line Company, LLC.

         2. Right of Way Authorization NMN-36230, Record of Decision dated October 16, 2001 between U.S. Department of Interior and Williams Pipe Line Company, LLC.

         3. Construction and Operation Bond ($2.0 million) dated November 28, 2001 securing ROW authorizations UTU-77149 and NMN-36230 between U.S. Department of Interior and Williams Pipe Line Company, LLC.

         4. Amended and Restated Option to Purchase Real Property dated December 26, 2001 between Gary Latimer Paxman and D. Gordon Paxman, collectively as Seller, and Williams Pipe Line Company, LLC as Purchaser.

         5. Amended and Restated Option to Purchase Real Property dated December 27, 2001 between Ellertson Real Estate Holding, a Limited Partnership as Seller and Williams Pipe Line Company , LLC as Purchaser.

         6. Nondisclosure Agreement dated June 28, 2001 between Utah Power & Light Company ("UP&L") and Williams Pipe Line Company, LLC. (Transfer approved by Consent to Assignment of Nondisclosure Agreement, executed by UP&L on March 14, 2002.)

         7. Cost Recovery Agreement dated December 9, 1998, as amended September 28, 1999, between Bureau of Land Management and Williams Pipe Line Company, LLC.

         8. Cost Recovery Agreement dated September 28, 1999 between Bureau of Land Management, Manti-LaSal and Uinta National Forests and the Federal Energy Regulatory Commission and Aspen Products Pipeline, LLC, Questar Pipeline Company ("Questar"), Kern River Gas Transmission Company ("Kern River") and Colorado Interstate Gas Company.

         9. Memorandum of Understanding Agreement dated January 2, 1999 between Williams Pipe Line Company, LLC, Bureau of Land Management and U.S. Forest Service.

         10. Field Data Acquisition, Data and Cost Sharing Agreement dated November 2, 1999, as amended December 13, 2000, between Williams Pipe Line Company, LLC, Kern River and Questar as project proponents and SWCA Environmental Consultants, Inc. as environmental consultant and clearinghouse.

         11. Nondisclosure Agreement dated December 10, 2001 between Williams Pipe Line Company, LLC, Equilon Pipeline Company, LLC, and Muse, Stancil & Co.

         12. Letter Agreement dated July 15, 1999 between Williams Pipe Line Company, LLC and Dr. George R. Schink, of LEGC, Inc.

         13. Confidentiality Agreement dated May 18, 2001 between Williams Pipe Line Company, LLC, and Phillips Petroleum Company.

         14. Transfer of Interest Agreement dated March 10, 2000, effective February 29, 2000 between Williams Pipe Line Company, LLC, and Equilon Pipeline Company, LLC.

         15. Letter of Intent dated February 15, 2001 between Williams Pipe Line Company, LLC and Giant Refinery.

         16. Incidental Take Permit and Biological Opinion, dated June 5, 2001 from U.S. Fish & Wildlife Service to Bureau of Land Management.

C.       TELEPROCESSING SERVICES AGREEMENT

         1. Teleprocessing Services Agreement dated February 12, 1992, between Williams Pipe Line Company, LLC and General Electric Company, acting through its GE Information Services Division.

D.       ISDA MASTER AGREEMENT TO HEDGE BLENDING

         1. ISDA Master Agreement dated January 1, 2001 between Williams Pipe Line Company, LLC and Williams Energy Marketing & Trading Company, and any outstanding Swap Confirmations issued under ISDA Master Agreement.

II. REAL PROPERTY AND TANGIBLE PERSONAL PROPERTY LOCATED ON THE REAL PROPERTY, IF ANY

A. WILLIAMS REFINED PRODUCTS PIPELINE PROJECT. Any and all real property assets related to the proposed project to build a pipeline which would, if constructed, deliver refined products into Salt Lake City, Utah, including, but not limited to, the following:

         1. Right of Way UTU-77149 dated November 7, 2001, between U.S. Department of Interior and Williams Pipe Line Company, LLC.

         2. Right of Way NMN-36230, as amended by Decision dated November 7, 2001, between U.S. Department of Interior and Williams Pipe Line Company, LLC.

B. PD-10 FEE PROPERTY LIST. Any and all real property and tangible WPL personal property assets on the real property, if any, related to the former ammonia pipeline system owned by WPL, including, but not limited to, the following:

         1. The following described real property situated in Mayes County, Oklahoma consisting of SW/4 SW/4 28- 22N-20E, exc hwy R/W, commonly referred to as Strang Station 797, Mayes County, Oklahoma, consisting of 40 acres more or less, from Gulf Refining Company to Williams Brothers Pipe Line.

         2. The following described real property situated in Mayes County, Oklahoma consisting of SW/4 SW/4 28-22N-20E, exc hwy R/W, commonly referred to as Strang Station 797, Mayes County, Oklahoma, consisting of 40 acres more or less, from Williams Brothers Pipe Line to Agrico Chemical Company.

         3. The following described real property situated in Mayes County, Oklahoma consisting of SW/4 SW/4 28-22N-20E, commonly referred to as Strang Station 797, Mayes County, Oklahoma, consisting of 40 acres more or less from Agrico Chemical Company to Williams Pipe Line Company, LLC.

         4. The following described real property situated in 1 & 2) Part of S/2 28-22N-20E, Mayes County, Oklahoma, commonly referred to as Clum Farm, consisting of 70 acres, more or less, and 30 acres, more or less, from 1 & 2) Dorothy J. Clum et vir to Williams Pipe Line Company, LLC.

         5. The following described real property situated in Delaware County, Oklahoma, consisting of a strip of land 10 rods wide in NE/4 SW/4 SE/4 31-23N-22E, consisting of 2.72 acres, more or less, from Gulf Refining Company to Williams Brothers Pipe Line.

         6. The following described real property situated in Delaware County, Oklahoma, consisting of a tract of land in the SE/4 NE/4 SE/4 31-23N-22E, consisting of 3.19 acres, more or less, from Gulf Refining Company to Williams Brothers Pipe Line.

         7. The following described real property situated in Delaware County, Oklahoma, consisting of a triangular tract of land in N/2 NW/4 SW/4 32-23N-22E, consisting of 1.96 acres, more or less, from Gulf Refining Company to Williams Brothers Pipe Line.

         8. The following described real property situated in Delaware County, Oklahoma, consisting of a strip of land 10 rods wide in SW/4 SE/4 28-23N-22E, consisting of 3.2 acres, more or less, from Gulf Refining Company to Williams Brothers Pipe Line.

         9. The following described real property situated in Delaware County, Oklahoma, consisting of a triangular tract of land in E/2 NW/4 SW/4 27-23N-22E, consisting of 1.93 acres, more or less, from Gulf Refining Company to Williams Brothers Pipe Line.

         10. The following described real property situated in Delaware County, Oklahoma, consisting of a triangular tract in the NW corner of N/2 NW/4 NE/4 19-23N-23E, consisting of 1.25 acres, more or less, from Gulf Refining Company to Williams Brothers Pipe Line.

         11. The following described real property situated in Delaware County, Oklahoma, consisting of a strip of land 4 rods wide in W/2 SE/4 SE/4 18-23N-23E, consisting of 1.09 acres, more or less, from Gulf Refining Company to Williams Brothers Pipe Line.

         12. The following described real property situated in McDonald County, Missouri, consisting of Part of NW/4 NE/4 33-23N-32W, commonly referred to as Anderson Station 793, McDonald County, Missouri, consisting of 1.00 acres, more or less, from George Kruse et ux to Williams Pipe Line Company, LLC.

         13. The following described real property situated in Lawrence County, Missouri, consisting of a tract of land in the SW 1/4 SE 1/4 28-26N-26W, commonly referred to as Verona Station 593, Lawrence County, Missouri, consisting of 1.72 acres, more or less, from Benjamin T. Kaal et ux to Williams Pipe Line Company, LLC.

         14. The following described real property situated in Webster County, Missouri, consisting of a parcel of land in E 1/2 Lot 6 of NW 1/4 5-29N-19W, commonly referred to as Strafford Station 594, Webster County, Missouri, consisting of .52 acres, more or less, from John
             W. Jones, et ux to Williams Pipe Line Company, LLC.

         15. The following described real property situated in Laclede County, Missouri, consisting of part of NW 1/4 NE 1/4 & W 1/2 NE 1/4 NE 1/4 17-33N-12W, commonly referred to as Lebanon Station, Laclede County, Missouri, consisting of 43.01 acres, more or less, from Gulf Refining Company to Williams Brothers Pipe Line.

         16. The following described real property situated in Laclede County, Missouri, consisting of part of NW 1/4 NE 1/4 & W 1/2 NE 1/4 NE 1/4 17-33N-12W, commonly referred to as Lebanon Station, Laclede County, Missouri, consisting of 43.01 acres, more or less, from Williams Brothers Pipe Line to Agrico Chemical Company.

         17. The following described real property situated in Laclede County, Missouri, consisting of part of NW1/4 NE1/417-33N-12W, lying W. of St. Hwy. "U", commonly referred to as Lebanon Station, Laclede County, Missouri, consisting of .52 acres, more or less, 150' x 150', from Agrico Chemical Company to Williams Pipe Line Company, LLC.

         18. The following described real property situated in Crawford County, Illinois, consisting of E 1/2 Lot in NE 1/4 of Section 5 and W 5 acres off W. side of SW 1/4 NW 1/4 Section 7, 8 N, 12 W. and one acre in NE 1/4 NE 1/4 8-8N-12W, commonly referred to as West York Station 794, Crawford County, Illinois, consisting of 45 acres, more or less, and 1 acre, more or less, from Williams Brothers Pipe Line to Agrico Chemical Company.

         19. The following described real property situated in Crawford County, Illinois, consisting of .2 acres in E 1/2 Lot 1 in NE 1/4 5-8N-12W, commonly referred to as West York Station 794, Crawford County, Illinois, consisting of 0.2 acres, more or less, from Agrico Chemical Company to Williams Pipe Line Company, LLC.

         20. The following described real property situated in Crawford County, Illinois, consisting of a 20' wide strip in E 1/2 Lot 1 in NE 1/4 5-8N-12W, commonly referred to as West York Station 794, Crawford County, Illinois, consisting of 0.2 acres, more or less, from Agrico Chemical Company to Williams Pipe Line Company, LLC.

         21. The following described real property situated in Clay County, Indiana, consisting of a tract in N 1/2 of SE 1/4 3-11N-5W, commonly referred to as New Jordan Station, Clay County, Indiana, consisting of 2.0 acres, more or less, from Gulf Refining Company to Williams Brothers Pipe Line.

         22. The following described real property situated in Clay County, Indiana, consisting of a tract in N 1/2 of SE 1/4 3-11N-5W, commonly referred to as New Jordan Station, Clay County, Indiana, consisting of 2.0 acres, more or less, from Williams Brothers Pipe Line to Agrico Chemical Company.

         23. The following described real property situated in Clay County, Indiana, consisting of a tract in N 1/2 of SE 1/4 3-11N-5W, commonly referred to as New Jordan Station, Clay County, Indiana, consisting of 2.0 acres, more or less, from Agrico Chemical Company to Williams Pipe Line Company, LLC.

         24. The following described real property situated in Randolph County, Indiana, consisting of two tracts in NE 1/4 36-19N-1W, commonly referred to as State Line Station, Randolph County, Indiana, consisting of 2.754 acres, more or less, .689 acres more or less, and 3.443 acres, more or less, from Gulf Refining Company to Williams Brothers Pipe Line.

         25. The following described real property situated in Randolph County, Indiana, consisting of two tracts in NE 1/4 36-19N-1W, commonly referred to as State Line Station, Randolph County, Indiana, consisting of 2.754 acres, more or less, .689 acres, more or less, and 3.443 acres, more or less, from Williams Brothers Pipe Line to Agrico Chemical Company.

         26. The following described real property situated in Randolph County, Indiana, consisting of two tracts in NE 1/4 36-19N-1W, commonly referred to as State Line Station, Randolph County, Indiana, consisting of 2.754 acres more or less, .689 acres more or less, and 3.443 acres, more or less, from Agrico Chemical Company to Williams Pipe Line Company, LLC.

C. SURPLUS PROPERTIES OWNED BY WILLIAMS PIPE LINE COMPANY, LLC. The following real property and any tangible personal property, if any, located on the real property as follows:

         1. The following described real property consisting of 3 tracts in NE/4 NW/4 12-28N-22W, commonly referred to as Lower Afton Road Maplewood, Ramsey County, Minnesota, consisting of 15.03 acres, more or less (all 3 tracts).

         2. The following described real property consisting of Lot 2, exc. Wstly 189.9' Blk 4 in "Lots 1, 2 & 3 of Blk 4, East Acres Add.", part of NE/4 5-116N-52W, commonly referred to as Across from Terminal T-215 Watertown, Codington County, South Dakota.

         3. The following described real property consisting of Lots 3, 4 & 5, Blk 1 in "Lots 3 thru 11, incl of Blk 1 East Acres Add.", and Blks 2 & 3 of "East Acres Add.", all part of NE/4 5-116N-52W, commonly referred to as Across from Terminal T-215 Watertown, Codington County, South Dakota.

         4. The following described real property consisting of N/2 NE/4 NE/4 SE/4 25-19N-4W, commonly referred to as Broadwell Station, Logan County, Illinois, consisting of 5 acres more or less.

         5. The following described real property consisting of Tract 1: part of NE/4 Tract 2: part of SE/4 and SW/4, all in 25-19N-4W, commonly referred to as Broadwell Station, Logan County, Illinois, consisting of 17.9 acres, more or less (Tract 1) and 14.913 acres, more or less (Tract 2).

         6. The following described real property consisting of Prt SW/4 NW/4 33-34S-16E, commonly referred to as Coffeyville, Montgomery County, Kansas, consisting of 0.835 acres, more or less.

         7. The following described real property consisting of Prt SW/4 NW/4 33-34S-16E, commonly referred to as Coffeyville, Montgomery County, Kansas, consisting of .328 acres, more or less (Tract 1) and .499 acres, more or less (Tract 2).

         8. The following described real property consisting of Prt NE/4 SE/4 32-34S-16E, commonly referred to as Coffeyville, Montgomery County, Kansas, consisting of 2.5 acres, more or less.

         9. The real property commonly referred to as MP 133, Lake Mills, Worth County, Iowa.

         10. The following described real property consisting of Lot 25 Zigmund's Gardner Park Addition to Town of Kronennwetter, Residential Lot near

             Mosinee, Marathon County, Wisconsin, commonly referred to as Vacant lot on Russell Street, approximately 250' x 143'.

         11. The following described real property consisting of Lot 31 Zigmund's Gardner Park Addition to Town of Kronennwetter, Residential Lot near Mosinee, Marathon County, Wisconsin, commonly referred to as Vacant lot on Ronald Street, 240' x 143'.

         12. The following described real property consisting of Lot 26 Zigmund's Gardner Park Addition to Town of Kronennwetter, Residential Lot near Mosinee, Marathon County, Wisconsin, commonly referred to as 2021 Russell Street.

         13. The following described real property consisting of Lot 33 Zigmund's Gardner Park Addition to Town of Kronennwetter, Residential Lot near Mosinee, Marathon County, Wisconsin, commonly referred to as 2048 Ronald Street (sold 7-20-99).

         14. The following described real property consisting of Lot 9, exc. W. 157.6' Blk 8 Bartelmy Acres 2nd, with vacated street, Residential Lot, Bartelmy Lane, Maplewood, Ramsey County, Minnesota, commonly referred to as 900 Bartelmy Lane (sold 3-20-00).

         15. The following described real property consisting of Lot 8, Blk 8, Bartelmy Acres 2nd Addition, together with vacated street adjacent, Residential Lot, Bartelmy Lane, Maplewood, Ramsey County, Minnesota, commonly referred to as 910 Bartelmy Lane.

         16. The following described real property consisting of Lot 7, Blk 8, Bartelmy Acres 2nd Addition, together with vacated street adjacent, Residential Lot, Bartelmy Lane, Maplewood, Ramsey County, Minnesota, commonly referred to as 914 Bartelmy Lane.

         17. The following described real property consisting of Lot 6, Blk 8, Bartelmy Acres 2nd Addition, with part of vacated Mary Street, Residential Lot, Bartelmy Lane, Maplewood, Ramsey County, Minnesota, commonly referred to as 920 Bartelmy Lane.

         18. The following described real property consisting of Lot 8, Blk 1, Bartelmy Lane 1st Addition, Residential Lot, Bartelmy Lane, Maplewood, Ramsey County, Minnesota, commonly referred to as 928 Bartelmy Lane.

         19. The following described real property consisting of Lot 7, Blk 1, Bartelmy Lane 1st Addition, Residential Lot, Bartelmy Lane, Maplewood, Ramsey County, Minnesota, commonly referred to as 934 Bartelmy Lane.

         20. The following described real property consisting of Lot 6, Blk 1, Bartelmy Lane 1st Addition, Residential Lot, Bartelmy Lane, Maplewood, Ramsey County, Minnesota, commonly referred to as 940 Bartelmy Lane.

         21. The following described real property consisting of Lot 5, Blk 1, Bartelmy Lane 1st Addition, Residential Lot, Bartelmy Lane, Maplewood, Ramsey County, Minnesota, commonly referred to as 948 Bartelmy Lane.

         22. The following described real property consisting of Lot 2, Blk 1, Bartelmy Lane 1st Addition, Residential Lot, Bartelmy Lane, Maplewood, Ramsey County, Minnesota, commonly referred to as 954 Bartelmy Lane.

         23. The following described real property consisting of Lot 1, Blk 1, Bartelmy Lane 1st Addition, Residential Lot, Bartelmy Lane, Maplewood, Ramsey County, Minnesota, commonly referred to as 962 Bartelmy Lane (sold 11-24-97).

         24. The following described real property consisting of Lot 3, Blk 1, Bartelmy Lane 1st Addition, Residential Lot, Bartelmy Lane, Maplewood, Ramsey County, Minnesota, commonly referred to as 2460 Harvester Avenue (sold 5-28-98).

         25. The following described real property consisting of Lot 4, Blk 1, Bartelmy Lane 1st Addition, Residential Lot, Bartelmy Lane, Maplewood, Ramsey County, Minnesota, commonly referred to as 2468 Harvester Avenue.

         26. The following described real property consisting of W 157.6' of Lot 9, Blk 8 Bartelmy Acres 2nd Addition, Residential Lot, Bartelmy Lane, Maplewood, Ramsey County, Minnesota, commonly referred to as 2465 Brand Street (sold 1-15-99).

         27. The following described real property consisting of Prt NW/4 NE/4 32-101N-45W, commonly referred to as 41st Street Terminal, Sioux Falls, Minnehaha County, South Dakota, consisting of 36.049 acres, more or less.

         28. The following described real property consisting of Prt SW/4 27-16N-13E, commonly referred to as Reed Street Terminal, Omaha, Douglas County, Nebraska, consisting of 1.491 acres, more or less (Tract 1) and 17.56 acres, more ore less (Tract 2).

         29. The following described real property consisting of SE/4 SW/4 10-14S-25E, exc RR (Tract 1) and NE/4 SW/4 10-14S-25E (Tract 2),
             commonly referred to as Kenneth Station, Johnson County, Kansas.

         30. The following described real property consisting of Prt SE/4 18-30S-16E, commonly referred to as Neodesha Station, Wilson County, Kansas, consisting of 21 acres, more or less.

         31. The following described real property consisting of Prt Section 27, 28, 33 & 34 - Township 27S-R4E, more commonly referred to as Augusta Refinery 799, Augusta, Butler County, Kansas, consisting of approximately 443 acres, more or less.

         32. The following described real property consisting of Prt SE/4 6-93N-47W, commonly referred to as Hawarden Station, Plymouth County, Iowa, consisting of 4.985 acres, more or less.

         33. The following described real property consisting of Prt NW/4 NE/4 3-95N-47W, commonly referred to as `Old' Hawarden Station, Sioux City, Iowa (sold 3-13-56 hwy and 6-28-71 balance of tract), consisting of 5 acres, more or less.

         34. The following described real property consisting of Tract 2B in SW 1/4 13-48N-12W, commonly referred to as Bond Property, Boone County, Missouri, consisting of 10.813 acres, more or less.

         35. The real property, commonly referred to as North 30 or 40 acres of Rosemount Station, Dakota County, Minnesota, consisting of 30 or 40 acres, more or less.

         36. The real property consisting of commonly referred to as East 11 acres of Fargo Terminal, Cass County, North Dakota, consisting of 11 acres, more or less.

         37. The real property commonly referred to as Part of Bateman Station, Chippewa County, Wisconsin, consisting of undetermined acreage.

         38. The real property commonly referred to as South Sioux City Terminal site, Woodbury County, Iowa, consisting of 13.61 acres, more or less.

         39. The real property commonly referred to as Sioux City Junction to South Sioux City Line Section, Woodbury County, Iowa, consisting of approximately 2.5 miles in length, more or less.

         40. The real property commonly referred to as Tract in Woodbury County, Iowa, consisting of 5.23 acres, more or less.

         41. The real property commonly referred to as Part of Lincoln Station/Terminal, Lancaster County, Nebraska, consisting of undetermined acreage.

D. EL PASO LABORATORY. Any and all assets related to the laboratory owned by WPL, commonly known as the El Paso Laboratory, including, but not limited to, the following:

         That certain parcel of land and associated facilities consisting of Tract 1, Section 2, Block 79, Township 2, commonly referred to as the El Paso Laboratory, located on the Longhorn Partners Pipeline property located at 13551 Montana, El Paso County, El Paso, Texas, identified as being a rectangle with the four corners located at the following four coordinates measured from the Longhorn property zero point: (i) NW corner: East 157.13 feet, South 5.71 feet; (ii) NE corner: East 284.93 feet, South 5.71 feet; (iii) SW corner: East 157.13 feet, South 93.51 feet; and (iv) SE corner: East 284.93 feet, South 93.51 feet; said parcel contains approximately 11,200 square feet. See attached spreadsheet for complete listing of El Paso Laboratory assets.

III.  EQUITY INTERESTS


         A.   100% of the stock of Wilbros Terminal Company

         B.   100% of the stock of Williams Terminals Company

         C.   100% of the stock of Williams Pipeline Company of Wisconsin

         D.   100% limited liability company interest in Aspen Products Pipeline
              LLC

         E. 31.49% limited liability company interest in Longhorn Partners GP, L.L.C.

IV.  INTELLECTUAL PROPERTY

         A.       TRADEMARKS

                  1.  United States Federal trademark registration for  "ATLAS"

                         a.  Registration No. 1,798,539 word mark in class 9

                         b.  Registration No. 1,760,413 in Class 42

                         c.  Date of first use: 07/01/1990


         B.       COPYRIGHTS

                  1.  United States Copyright registrations

                         a.  TX-3-181-297  Emergency Response Plan

                         b. TX-3-207-861 ATLAS: documentation and computer program

                         c. TX-3-207-862 ATLAS: documentation and computer program

                         d. TX-3-207-863 ATLAS: documentation and computer program

                         e. TX-3-207-864 ATLAS: documentation and computer program

                         f. TX-3-207-865 ATLAS: documentation and computer program

                         g. TX-3-207-866 ATLAS: documentation and computer program

                         h. TX-3-207-867 ATLAS: documentation and computer program

                         i. TX-3-207-868 ATLAS: documentation and computer program

                         j. TX-3-207-930 ATLAS: functional design documentation forecasting

                         k. TX-3-207-931 ATLAS: functional design documentation ticketing

                  2. Engineering drawings and schematics, including but not limited to numerous CADD drawings, and operations manuals.


            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

V.  TRADE NOTES AND ACCOUNTS RECEIVABLE

         A.       TOTALING $15,036,000 AS OF MARCH 31, 2002.


                   AR-TRADE-0310                                                          5,648

                   AR-OTHER-0340
                     AR clearing(0000,1018)                                                 651
                     Additives(1040)                                                      2,599
                     Employee relocation(1325)                                              895
                     Laboratory(1548)                                                       181
                     System Services(2511)                                                  751
                     Reimburseable AFE's-Government projects(3181)                          415
                     Reimburseable AFE's-non-gov projects(3190)                           1,160
                     Reclamation facilities(3184)                                           183
                     Other Aged AR-Primarily Blending, Terminaling(1687)                  1,570
                     Misc Others                                                             13
                                                                                       --------
                   AR OTHER TOTAL                                                         8,418

                   INTERCOMPANY  AR-0120
                     MLP-Terminals-C0314-316 (primarily payroll)                            917
                     Exploration & Production(split employee PR                              53
                   billing)380
                                                                                       --------
                   AR INTERCOMPANY                                                          970


                                                      SCHEDULE 2.4 TO EXHIBIT 10



                         SCHEDULE 2.4 - WORKING CAPITAL
        WPL WORKING CAPITAL - ACTUALS WITH ADJUSTMENTS FOR SELECTED DATES

                                                  2/28/2002    1/31/2002    12/31/2001    11/30/2001    10/30/2001     9/30/2001
                                                  ---------    ---------    ----------    ----------    ----------     ---------
700001 Cash                                                                         --                                        25

700001 Cash Equivalents                                                             --

702001 Trade notes and accounts receivable           5,365         5,170         5,607         5,992         6,752         9,403

702004 Employee accounts receivable                                                 --

702006 Other accounts receivable                    29,854        25,185        26,635        26,191        30,741        29,177

Less:  Longhorn-related receivables                (17,868)      (16,868)      (16,838)      (16,303)      (16,126)      (15,991)


702006 Other notes receivable                                                       --

702008.02 Current income taxes rec - State                                          --
Exclude all Income-Tax items

702008.02 Current income taxes rec - Foreign                                        --

702011 Reserve for uncollectible notes & accts        (225)         (225)         (225)         (225)         (225)         (225)


703500 - Exploration & Production IC                     5             9             8            10             7             7

Non-cash Intercompany items moved to LT                 (5)           (9)           (8)          (10)           (7)           (7)

703500 - CSTL                                                                       --

703500 - International                                                              --

703500 - MLP IC                                      1,567           869         3,482         2,718         2,176         1,548

Non-cash Intercompany items moved to LT                246          (613)         (916)       (1,271)       (1,110)         (862)

703500 - TGPL                                                                       --

703500 - TGT                                                                        --

703500 - MISC                                            2                          --                                  (379,167)

Non-cash Intercompany items moved to LT                 (2)                         --                                   379,167

703500 - WCORP                                                       112            --                         431

Non-cash Intercompany items moved to LT                             (112)                                     (431)

703500 - Williams Payroll Company                                                   --
                                                  ---------    ---------    ----------    ----------    ----------     ---------
Intercompany S/T Accounts Receivable
                                                     1,813           256         2,566         1,447         1,066           686


705001 Natural gas storage                                                          --

705002.ETHANOL Petroleum products                                                   --

705002.PETPROD Petroleum products                    7,744         7,071         6,384         6,976         6,619         4,814

705003 Materials and supplies                          549           601           271           552           605           630

705004.CRUDE Raw materials                                                          --

705004.OTHER Raw materials                                                          --

705005 Work in process                                                              --

705006 By-products                                                                  --

705009 Natural gas liquids                          12,671        12,111        14,210        17,705        15,548        20,805

Remove butane-blending related items               (12,671)      (12,111)      (14,210)      (17,705)      (15,548)      (20,805)

705010 General merchandise                                                          --

705098.GENMDSE LIFO reserve                                                         --

705400 Commodity trading assets                                                     --

707000.01 Deferred income taxes-Federal              1,691           181           181         9,128         9,128         9,924

707000.02 Deferred income taxes-State                   --           842           842           842

Exclude all Income-Tax items                        (1,691)         (181)         (181)       (9,970)       (9,970)      (10,766)


708001 Prepaid taxes                                                                --

708002 Prepaid rent                                                                 --

708003 Prepaid insurance                                54           110           165           221           277           341

708004 Other prepaid assets                          1,086         1,189           435           513           621           667

708005 Assets Held For Sale - Current                                               --

708010 Derivative asset                                                             --

708011.EMT.SUBTOTAL 708011 - EM&T                                                   --

708011 Intercompany derivative asset                                                --

708099 Other current assets                          3,264         3,083         2,458         2,058         2,029         3,436

Exclude all Longhorn-related items                  (1,237)       (1,237)       (1,237)       (1,237)       (1,237)       (1,237)

                                                  ---------    ---------    ----------    ----------    ----------     ---------

TOTAL CURRENT ASSETS                                30,399        24,335        26,222        26,185        31,122        31,726
                                                  =========    =========    ==========    ==========    ==========     =========

                         SCHEDULE 2.4 - WORKING CAPITAL
        WPL WORKING CAPITAL - ACTUALS WITH ADJUSTMENTS FOR SELECTED DATES



                                                        2/28/2002    1/31/2002    12/31/2001   11/30/2001  10/30/2001   9/30/2001
                                                        ----------   ----------   ----------   ----------  ----------   ---------
800501 Trade accounts payable                                4,661        3,206        2,847        3,539         801       1,074

800502 Cash overdrafts                                         585          625          625          217         506         531

800599 Other accounts payable                                3,081        3,325        3,347        3,668       4,084       3,371

802000 Accrued taxes                                         7,866        8,981        8,396        9,580      13,302      13,856

803000 Accrued payroll and benefits                          1,084        4,289        3,809        4,416       4,782       4,059

804005 Current portion of accrued envron liab                8,099        8,467        7,745        5,655       5,694       5,760

804099 Other accrued liabilities                               485          143          647          151         281         246

805000.01 Current income taxes payable - Fed                                              --        4,354       4,354

805000.02 Current income taxes payable - State               7,699        4,254        4,254        4,888       4,888       4,948

805000.03 Current income taxes payable - Foreign                                          --

Exclude all Income-Tax items                                (7,699)      (4,254)      (4,254)      (9,242)     (9,242)     (4,948)


805400 Commodity trading liabilities                                                      --

805600 Derivative liability                                                               --

805700.EMT.SUBTOTAL 805700 - EM&T                                                         --

805700 Intercompany derivative liability                                                  --

806000 Deferred revenue                                      5,021        4,938        5,103        4,734       4,343       4,295

Exclude all Longhorn-related items                             852          852          852          852         852         852

806500 Other current liabilities                             7,065        6,983        6,719        7,096       7,781       7,072

807500.01 Current Deferred Income Tax - Federal                                           --

807500.02 Current Deferred Income Tax - State                               223          223

Exclude all Income-Tax items                                               (223)        (223)

808001.02 Current portion of long-term debt Notes                                         --

808001.05 Current portion of long-term debt                                               --

808002 Capitalized leases due in one year                                                 --

808500 WCORP                                                                              --

809000 - MLP IC                                                                           --
809000 - TGPL                                                                             --
809000 - TGT                                                                              --
809000 - TGT                                                                              --
809000 - MISC                                                                             --                                  695
809000 - WISC                                                                25           26           46           23
809000 - WCORP                                                 133                    32,761           55                  10,955
809000 - CSTL                                                                             --

Non-cash Intercompany items moved to LT                       (133)         (25)     (32,787)        (101)        (23)    (11,650)

809000 - Williams Payroll Company                           26,389       13,936       13,513       19,559      13,459      13,542

Audit Adjustments for non-WPL Payroll                      (18,641)     (10,513)     (10,540)     (15,746)    (10,531)    (10,683)
                                                        ----------   ----------   ----------   ----------  ----------   ---------
Intercompany Short Term AP                                  26,389       13,936       13,513       19,559      13,459      13,542
                                                        ----------   ----------   ----------   ----------  ----------   ---------
TOTAL CURRENT LIABILITIES                                   46,547       45,232       43,064       43,721      45,354      43,975
                                                        ----------   ----------   ----------   ----------  ----------   ---------

Adj. Working Capital                                       (16,148)     (20,897)     (16,842)     (17,536)    (14,232)    (12,249)
                                 Avg   (16,317)

Adj. Working Capital, Environ. Liab. excl                   (8,049)     (12,430)      (9,097)     (11,881)     (8,538)     (6,489)

                                 Avg   (9,414)

Less:  Retained Receivables                                 19,164       13,743       17,970       17,327      22,433      23,275
                                                        ----------   ----------   ----------   ----------  ----------   ---------
ADJUSTED NET WORKING CAPITAL, EXCLUDING ENVIRON
LIAB. & RETAINED REC.EIVABLES                              (27,213)     (26,173)     (27,067)     (29,208)    (30,971)    (29,764)
                                 Avg   (28,399)


                                       2